EXHIBIT 4.20










                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  CEMEX, INC.

                                      AND

                         VOTORANTIM PARTICIPACOES S.A.

                                     * * *

                          Dated as of February 4, 2005


                                             TABLE OF CONTENTS

                                      ARTICLE I DEFINITIONS AND TERMS

1.1      CERTAIN DEFINITIONS.............................................................................1

1.2      OTHER DEFINITIONAL PROVISIONS..................................................................11

                               ARTICLE II TRANSFER OF ASSETS AND LIABILITIES

2.1      ASSETS.  11

2.2      LIABILITIES....................................................................................16

2.3      PURCHASE PRICE.................................................................................19

2.4      PURCHASE PRICE ADJUSTMENT......................................................................19

2.5      ALLOCATION OF THE PURCHASE PRICE...............................................................22

2.6      PRORATION OF CERTAIN AMOUNTS AND UTILITIES.....................................................23

                                          ARTICLE III THE CLOSING

3.1      GENERALLY......................................................................................25

3.2      GENERAL CONDITIONS.............................................................................25

3.3      CONDITIONS TO SELLER'S OBLIGATIONS.............................................................26

3.4      CONDITIONS TO PURCHASER'S OBLIGATIONS..........................................................26

3.5      DELIVERIES BY SELLER...........................................................................27

3.6      DELIVERIES BY PURCHASER........................................................................29

3.7      POST-CLOSING ACTIONS...........................................................................29

                             ARTICLE IV SELLER'S REPRESENTATIONS AND WARRANTIES

4.1      ORGANIZATION, ETC..............................................................................30

4.2      AUTHORIZATION..................................................................................30

4.3      BINDING EFFECT.................................................................................31

4.4      NO VIOLATIONS..................................................................................31

4.5      FINANCIAL INFORMATION..........................................................................31

4.6      CONDUCT IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS..............32

4.7      LITIGATION.....................................................................................32

4.8      MATERIAL CONTRACTS.............................................................................32

4.9      OWNED REAL PROPERTY; TANGIBLE PERSONAL PROPERTY; LEASES; VESSEL................................34

4.10     PERMITS. 34

4.11     NOTICES OF VIOLATIONS..........................................................................35

4.12     EMPLOYEE, EMPLOYEE BENEFIT AND LABOR MATTERS...................................................35

4.13     ENVIRONMENTAL MATTERS..........................................................................36

4.14     TAXES.   ......................................................................................36

4.15     BROKERS AND FINDERS............................................................................37

4.16     DISCLAIMERS....................................................................................37

                            ARTICLE V PURCHASER'S REPRESENTATIONS AND WARRANTIES

5.1      ORGANIZATION...................................................................................38

5.2      AUTHORIZATION..................................................................................38

5.3      BINDING EFFECT.................................................................................38

5.4      NO VIOLATIONS..................................................................................38

5.5      FINANCING......................................................................................39

5.6      BROKERS AND FINDERS............................................................................39

5.7      VESSELS. 39

                                            ARTICLE VI COVENANTS

6.1      OPERATION OF THE BUSINESS BETWEEN SIGNING AND CLOSING..........................................39

6.2      ACCESS TO INFORMATION..........................................................................42

6.3      COMMERCIALLY REASONABLE EFFORTS................................................................43

6.4      GOVERNMENT NOTIFICATION........................................................................44

6.5      BULK TRANSFER LAWS.............................................................................44

6.6      PUBLIC ANNOUNCEMENTS...........................................................................45

6.7      ACCOUNTS RECEIVABLE; RECEIPTS AND DISBURSEMENTS................................................45

6.8      TRANSITION SERVICES............................................................................45

6.9      LIKE-KIND EXCHANGE.............................................................................48

6.10     INSURANCE; RISK OF LOSS........................................................................49

6.11     INTRACOMPANY ARRANGEMENTS......................................................................51

6.12     RETAINED NAMES.................................................................................51

6.13     OWEN SOUND TERMINAL............................................................................51

6.14     MAINTENANCE OF INDEMNIFICATION RIGHTS..........................................................52

6.15     VESSELS. 52

6.16     CONFIDENTIALITY................................................................................53

6.17     NOTICE OF DEVELOPMENTS.........................................................................53

6.18     NON-COMPETITION................................................................................54

6.19     WHITE OAK LITIGATION...........................................................................57

6.20     CHARLEVOIX LANDFILL OPERATING LICENSE..........................................................57

                                        ARTICLE VII EMPLOYEE MATTERS

7.1      OFFERS OF EMPLOYMENT...........................................................................58

7.2      EMPLOYEE-RELATED OBLIGATIONS AND COSTS.........................................................58

7.3      SEVERANCE......................................................................................59

7.4      SERVICE CREDIT.................................................................................60

7.5      WELFARE PLANS..................................................................................60

7.6      BONUSES. 60

                                   ARTICLE VIII SURVIVAL; INDEMNIFICATION

8.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.....................................................61

8.2      INDEMNIFICATION BY SELLER......................................................................61

8.3      INDEMNIFICATION BY PURCHASER...................................................................63

8.4      CERTAIN LIMITATIONS............................................................................63

8.5      INDEMNIFICATION PROCESS........................................................................65

8.6      CHARACTERIZATION OF INDEMNIFICATION PAYMENTS...................................................67

8.7      SATISFACTION OF INDEMNIFICATION OBLIGATIONS....................................................67

8.8      ADDITIONAL ENVIRONMENTAL INDEMNIFICATION.......................................................67

8.9      REMEDIATION PROCEDURES AND STANDARDS...........................................................69

8.10     CORRECTIVE ACTION PROCEDURES AND STANDARDS.....................................................71

8.11     DIXON PURCHASE AGREEMENT.......................................................................72

8.12     EXCLUSIVE REMEDIES.............................................................................74

                                   ARTICLE IX TERMINATION AND ABANDONMENT

9.1      TERMINATION....................................................................................74

9.2      EFFECT OF TERMINATION..........................................................................75

9.3      DETROIT TERMINAL LIQUIDATED DAMAGES............................................................75

                                     ARTICLE X MISCELLANEOUS PROVISIONS

10.1     EXPENSES AND TAXES.............................................................................76

10.2     FURTHER ASSURANCES.............................................................................76

10.3     NOTICES. 77

10.4     HEADINGS AND SCHEDULES.........................................................................78

10.5     APPLICABLE LAW.................................................................................78

10.6     NO THIRD PARTY RIGHTS..........................................................................78

10.7     COUNTERPARTS...................................................................................78

10.8     AMENDMENT......................................................................................78

10.9     WAIVER.  78

10.10    SEVERABILITY...................................................................................79

10.11    ENTIRE AGREEMENT...............................................................................79

10.12    CONSENT TO JURISDICTION........................................................................79

10.13    BINDING EFFECT; NO ASSIGNMENT..................................................................80

                                                 * * * * *

Schedule A - Knowledge Persons

Schedule B - Title Insurance Policies/Commitments

Exhibit 2.4-1 - Preliminary Closing Statement

Exhibit 2.4-2 - Accounting Principles and Practices

Exhibit 3.3(f) - Detroit Lease

Exhibit 3.5(a) - General Bill of Sale

Exhibit 3.5(b) - General Assignment and Assumption Instrument

Exhibit 3.5(c) - Special Warranty Deed

Exhibit 3.5(d) - Legal Opinion

                              DEFINED TERMS


Accounts Receivable..........................................................12
Action........................................................................1
Affiliate.....................................................................1
Agreement.....................................................................1
Allocation...................................................................23
Allocation Disagreement......................................................23
Antitrust Division...........................................................44
Assumed Collective Bargaining Agreements......................................2
Assumed Contracts............................................................17
Assumed Environmental Liabilities............................................18
Assumed Leases...............................................................17
Assumed Liabilities..........................................................16
Base Working Capital..........................................................2
Business.....................................................................12
Business Day..................................................................2
Business Employees............................................................2
Casualty Loss................................................................49
Casualty Loss Election.......................................................50
Casualty Termination Election................................................50
CCPC..........................................................................2
Challenger....................................................................2
Challenger Agreements.........................................................2
Change of Control Transaction.................................................2
Charlevoix Facility...........................................................1
Charlevoix Landfill..........................................................57
Charlevoix Landfill Operating License.....................................2, 57
Charlevoix PSD Matter........................................................63
Citizen.......................................................................2
Claim Notice.................................................................65
Closing......................................................................25
Closing Date.................................................................25
Closing Working Capital.......................................................3
CMC...........................................................................3
Code..........................................................................3
Co-Generation Lease...........................................................3
Confidentiality Agreement.....................................................3
Conquest......................................................................3
Conquest Bill of Sale........................................................29
Contract......................................................................3
Conveyance Taxes..............................................................3
CTL..........................................................................22
Current NOx Patent Application................................................3
Damages......................................................................62
Deeds........................................................................28
Detroit Lease Agreement......................................................27
Detroit Terminal.............................................................75
Direct Claim.................................................................65
Dixon Amendment No. 1.........................................................3
Dixon Business................................................................3
Dixon Environmental Litigation................................................3
Dixon Facility................................................................1
Dixon Material Adverse Effect.................................................4
Dixon Petition................................................................4
Dixon Purchase Agreement......................................................4
Dixon Real Property...........................................................4
Dixon Retained Real Property..................................................4
Environmental Condition.......................................................4
Environmental Cost Sharing Matters............................................4
Environmental Law.............................................................4
Environmental Permit..........................................................4
ERISA.........................................................................5
ERISA Affiliate...............................................................5
Exchange Act.................................................................55
Excluded Assets..............................................................16
Excluded Environmental Liabilities............................................5
Excluded Liabilities.........................................................18
Excluded Taxes................................................................5
Facilities....................................................................1
Facility Employees...........................................................35
Final Allocation.............................................................23
Final Closing Statement......................................................21
Final Valuation..............................................................22
Financial Statements.........................................................32
Former Prairie Allocated Liability............................................5
FTC..........................................................................44
GAAP..........................................................................5
General Assignment and Assumption Instrument..................................5
General Bill of Sale..........................................................5
Governmental Authority........................................................5
Governmental Order............................................................6
Grant Thornton...............................................................21
Hazardous Substances..........................................................6
HSR Act.......................................................................6
Income Taxes..................................................................6
Indemnified Party............................................................65
Indemnifying Party...........................................................65
Independent Accounting Firm..................................................21
Interest Rate................................................................22
Intracompany Liabilities.....................................................19
Intracompany Receivables.....................................................15
Inventory.....................................................................6
Judgments.....................................................................6
Knowledge.....................................................................6
Known Environmental Matters...................................................6
Landfill Account.............................................................57
Law...........................................................................6
Lease.........................................................................7
Leased Real Property..........................................................7
Liability.....................................................................7
Lien..........................................................................7
Material Adverse Effect.......................................................7
Miller.......................................................................51
Miller Supply Agreement......................................................51
Non-Transferred Employee.....................................................58
Notice of Disagreement.......................................................21
Off-Site Location.............................................................7
Owen Sound Terminal...........................................................7
Owned Real Property..........................................................34
Payroll Amount...............................................................47
Payroll Services.............................................................46
Permit........................................................................7
Permitted Liens...............................................................7
Person........................................................................8
Plans........................................................................36
Post-Acquisition Contacts....................................................33
Post-Closing Tax Period......................................................24
Prairie.......................................................................8
Prairie Allocated Liability...................................................8
Pre-Acquisition Contacts.....................................................33
Pre-Closing Tax Period.......................................................24
Preliminary Closing Statement................................................20
PSD Damages..................................................................63
Purchase Price...............................................................20
Purchased Assets.............................................................12
Purchaser.....................................................................1
Purchaser Detroit Liabilities................................................62
Real Property.................................................................9
Real Property Leases..........................................................9
Real Property Sublease........................................................9
Reference Balance Sheet.......................................................9
Reference Balance Sheet Date..................................................9
Release.......................................................................9
Remediation...................................................................9
Resolution Period............................................................21
Restricted Building Region....................................................9
Restricted Cement Business...................................................54
Restricted Cement Region.....................................................10
Restricted Period............................................................54
Retained Names...............................................................15
Retained Policies............................................................14
Seller........................................................................1
Seller Disclosure Schedule...................................................30
Seller Representatives.......................................................53
Seller Retained Environmental Fines and Penalties............................10
Seller Retained Off-site Liabilities.........................................10
Seller's Severance Cap.......................................................60
Shipping Act.................................................................10
Significant Business Combination Transaction.................................10
Significant Restricted Business..............................................10
Specified Affiliates.........................................................11
Straddle Period..............................................................11
Surveys......................................................................29
Tangible Personal Property...................................................13
Tax Returns..................................................................11
Taxes........................................................................11
Terminals.....................................................................1
Third Party Claim............................................................65
Threshold Damage Amount......................................................50
Title Company................................................................28
Title Policy.................................................................28
Title Representation Damages.................................................64
Transaction Documents........................................................11
Transferred Employee.........................................................58
Unassigned Contracts.........................................................43
Valenciana...................................................................11
Vessels......................................................................11
WARN Act.....................................................................11
Worker's Compensation Claim..................................................59

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, dated as of February 4, 2005, by and between CEMEX, Inc., a Louisiana corporation ("Seller"), and Votorantim Participacoes S.A., a corporation (sociedade anonima) organized under the laws of the Federative Republic of Brazil ("Purchaser").

         This Agreement sets forth the terms and conditions upon which Seller will, and will cause its Affiliates to, sell to Purchaser or its Affiliates or, with respect to the Conquest, its nominee, and Purchaser will purchase, or will cause its Affiliates and, with respect to the Conquest, its nominee, to purchase, from Seller or Seller's Specified Affiliates, certain assets of Seller and its Specified Affiliates relating to Seller's cement plants located in Dixon, Illinois (the "Dixon Facility") and in Charlevoix, Michigan (the "Charlevoix Facility") and its related cement distribution business with terminals located in Owen Sound, Ontario Canada (subject to Section 6.13); Ferrysburg, Michigan; Cleveland and Toledo, Ohio; Chicago, Illinois; and Milwaukee, Manitowoc and Green Bay, Wisconsin (collectively, the "Terminals," and together with the Dixon Facility and the Charlevoix Facility, the "Facilities"), and Purchaser will assume certain liabilities of Seller and its Specified Affiliates relating to such assets.

                                   ARTICLE I

                             DEFINITIONS AND TERMS

                  1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled," "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Asset Purchase Agreement, together with the Exhibits and Schedules hereto, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, as the same may by amended or supplemented from time to time in accordance with the terms of this Agreement.

         "Assumed Collective Bargaining Agreements" means, collectively, the collective bargaining agreements applicable to the Facility Employees that are being assumed by Purchaser as set forth on Section 2.1(a)(xiii) of the Seller Disclosure Schedule.

         "Base Working Capital" means $30,959,000.

         "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

         "Business Employees" means the current employees, officers and directors of the Business.

         "CCPC" means CEMEX Central Plains Cement LLC, a Delaware limited liability company.

         "Challenger" means the vessel named "Southdown Challenger."

         "Challenger Agreements" means, collectively, (i) the Participation Agreement, dated as of May 28, 2002, among Seller, as Charterer, Valenciana, as Guarantor, Citicorp Railmark, Inc. as Owner Participant, and Wilmington Trust Company, not in its individual capacity, except as expressly provided for therein, but solely as Owner Trustee, and (ii) the Time Charter Party, made and concluded on May 31, 2002, by and between Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee and Seller.

         "Change of Control Transaction" means any business combination transaction (including any merger, consolidation, stock or asset purchase or sale or other similar transaction) involving CEMEX S.A. de C.V. or Seller or any of their respective Affiliates or subsidiaries that results in (i) CEMEX S.A. de C.V. owning, immediately following the closing of such transaction, less than 50% of the voting equity of Seller, (ii) the shareholders of CEMEX S.A. de C.V. immediately prior to the closing of such transaction owning, immediately following the closing of such transaction, less than 50% of the voting equity of CEMEX S.A. de C.V. or (iii) CEMEX S.A. de C.V. or Seller having, immediately following the closing of such transaction, sold all or substantially all of their respective assets or businesses.

         "Charlevoix Landfill Operating License" means the Solid Waste Disposal Area Operating License for the operation of a Type III Low Hazard Industrial Landfill, License No. 9069, in connection with the Charlevoix Facility.

         "Citizen" means any Person within the meaning of 46 U.S.C. ss. 12102(a)(4) who is qualified to own and document vessels in the United States.

         "Closing Working Capital" means the current assets of the Business as of the Closing Date, minus the current liabilities of the Business, as of the Closing Date, in each case as reflected on the balance sheet of the Business included in the Final Closing Statement as provided in Section 2.4.

         "CMC" means Canadian Medusa Cement Limited (f/k/a Miller Terminals Limited and 843343 Ontario Limited), a company organized under the laws of Ontario, Canada.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Co-Generation Lease" means the Co-Generation Plant Lease Agreement, dated July 30, 2002, by and between Dixon Energy Partners, LLC and Prairie Materials Sales, Inc., which was assigned to CCPC pursuant to the Dixon Purchase Agreement.

         "Confidentiality Agreement" means the Confidentiality Agreement, dated February 27, 2004, by and between Seller and Votorantim Cimentos Ltda., as the same may by amended or supplemented from time to time in accordance with the terms of the Confidentiality Agreement.

         "Conquest" means the vessel named "CEMEX Conquest."

         "Contract" means any contract, agreement, license, purchase order, sale order, bid, unaccepted bid, instrument of indebtedness, guarantee or other binding arrangement, whether written or oral.

         "Conveyance Taxes" means all excise, sales, use, value added, transfer, stamp, real property transfer, value added or gains and similar Taxes and any transfer, recording, documentary, filing, registration and similar levies, fees and charges.

         "Current NOx Patent Application" means the United States provisional patent application No. 60/583,663 filed by Licensor on June 29, 2004 entitled "Method of Reducing Cement Kiln NOx Emissions by Water Injection".

         "Dixon Amendment No. 1" means the First Amendment to Purchase Agreement, dated as of February 3, 2005, by and between Seller and Prairie.

         "Dixon Business" means the "Business" as such term is defined in the Dixon Purchase Agreement.

         "Dixon Environmental Litigation" means the "Environmental Litigation" as such term is defined in the Dixon Purchase Agreement.

         "Dixon Material Adverse Effect" means a "Material Adverse Effect" as such term is defined in the Dixon Purchase Agreement.

         "Dixon Petition" means the "Petition" as such term is defined in the Dixon Purchase Agreement.

         "Dixon Purchase Agreement" means the Purchase Agreement, dated June 20, 2003, between Prairie and Seller, as amended by (i) the letter agreement, dated September 25, 2003, between Prairie and Seller and (ii) Dixon Amendment No. 1.

         "Dixon Real Property" means the "Real Property" as such term is defined in the Dixon Purchase Agreement.

         "Dixon Retained Real Property" means the "Retained Real Property" as such term is defined in the Dixon Purchase Agreement.

         "Environmental Condition" means the presence of Hazardous Substances in the environment or building materials, the Release of Hazardous Substances to the environment, or the disposal of Hazardous Substances to land-based storage, treatment or disposal facilities (such as landfills), whether at the Facilities, the Purchased Assets or any Off-Site Location, including any migration of Hazardous Substances through air, soil, surface water, groundwater, sediments, land or surface or subsurface strata at, to or from the Facilities, the Purchased Assets or any Off-Site Location.

         "Environmental Cost-Sharing Matters" means those Actions, Liabilities and Damages described in clauses (i) through (iii) of Section 8.8(b), except in each case to the extent that such Actions, Liabilities and Damages arise from or relate to Known Environmental Matters.

         "Environmental Law" means all Laws, including rules of common law, relating to pollution or protection of the environment or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including air, soil, surface water, groundwater, sediment, land and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances; all Laws that relate to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all Laws relating to wildlife, including endangered or threatened species of fish and plants and the management or use of natural resources; and all Laws regulating or setting standards with respect to noise and, as such relates to mining and quarrying activities conducted at the Facilities, seismic vibrations.

         "Environmental Permit" means Permits issued pursuant to Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA Affiliate" means any entity that is a member of a controlled group for purposes of Section 4001(a)(14) of ERISA.

         "Excluded Environmental Liabilities" means the Seller Retained Environmental Fines and Penalties and the Seller Retained Off-Site Liabilities.

         "Excluded Taxes" means (i) all Income Taxes owed by Seller or any of its Affiliates for any period, (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period, (iii) all Taxes relating to the Purchased Assets, the Business or the Assumed Liabilities for any Pre-Closing Tax Period or the allocable portion of a Straddle Period (as determined under Section 2.6(a)), (iv) Seller's allocable portion of any Conveyance Taxes as determined under Section 10.1(a) and (v) subject to Section 8.6, all Taxes imposed on Purchaser or any of its Affiliates as a result of Seller breaching
(A) its representations and warranties set forth in Article IV or (B) its covenants under Sections 2.6 and 10.1, except in the case of clauses (i), (ii) and (iii), to the extent of any Tax Liabilities reflected in the Final Closing Statement and that are taken into account in determining any Purchase Price adjustment under Section 2.4.

         "Former Prairie Allocated Liability" means any Damage with respect to any matter or event for which Purchaser or any of its Affiliates would have been entitled to indemnification from Prairie solely as a result of the inaccuracy of any representation or warranty of Prairie (other than the representations and warranties in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(l), and 6.1(r)) under the terms of the Dixon Purchase Agreement had the Dixon Amendment No. 1 not become effective. To the extent that Purchaser or any of its Affiliates would be entitled to indemnification from Prairie under other terms of the Dixon Purchase Agreement (including, for example, indemnification for matters that are retained liabilities under the Dixon Purchase Agreement), such Damages shall not be considered a Former Prairie Allocated Liability.

         "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

         "General Assignment and Assumption Instrument" means an instrument of general assignment and assumption with respect to the Assumed Liabilities in substantially the form of Exhibit 3.5(b).

         "General Bill of Sale" means a bill of sale in substantially the form of Exhibit 3.5(a).

         "Governmental Authority" means any U.S. or non-U.S. federal, state, foreign or local legislative, executive, administrative, judicial, provincial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body.
         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Hazardous Substances" means (i) any petrochemical or petroleum products, radioactive materials, radon gas, asbestos or asbestos-containing materials, mold, lead-based paint, urea formaldehyde foam insulation and polychlorinated biphenyls, (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Income Taxes" means any and all Taxes based on or measured by reference to gross or net income (and franchise or other Taxes imposed in lieu thereof).

         "Inventory" means all inventory held for sale and all raw materials, work in process, finished products, supply and packaging materials, in each case primarily relating to the Business and located at the Facilities and the Detroit Terminal.

         "Judgments" means any judgments, decisions, injunctions, orders, decrees, writs, rulings or awards of any court or other judicial authority or any Governmental Authority of competent jurisdiction.

         "Knowledge" means, with respect to Seller, the actual knowledge of those Persons set forth in Schedule A after such Person reviewed this Agreement and the disclosures schedules and made a reasonable investigation with respect to matters set forth in this Agreement relating to such Person's particular area of responsibility; provided, however, that if any such Person fails to make such an investigation, "Knowledge" of such Person shall include the matters such Person would have known had such reasonable investigation been conducted.

         "Known Environmental Matters" means those matters identified on
Section 2.2(a)(viii) of the Seller Disclosure Schedule.

         "Law" means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, Judgment, release, license or other official legally binding pronouncement of any Governmental Authority.

         "Lease" means any (i) Real Property Lease, (ii) Real Property Sublease and (iii) written or oral lease, sublease, rental contract or similar contract related to the Business or the Purchased Assets and pursuant to which Seller or any of its Affiliates leases any Tangible Personal Property from a third party (together with all amendments, modifications, supplements, waivers and consents thereto or thereunder).

         "Leased Real Property" means any real property leased by Seller or its Affiliates from third parties pursuant a Real Property Lease.

         "Liability" means any liability, expense, fee, penalty, fine, damage or obligation of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due.

         "Lien" means any lien (statutory or otherwise), encumbrance or adverse claim, deed to secure debt, mortgage, preferred ship mortgage, maritime lien, lease, license the interest of a lessor under any capital lease, security interest, option, charge, pledge, hypothecation, title defect or objection, reversion, reverter, preferential arrangement, easement, encroachment, restrictive covenant or restriction of any kind.

         "Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole, except to the extent any such effect is attributable to or results from (i) any change in applicable Law or in the interpretation of any applicable Law by any Governmental Authority, (ii) any change in GAAP, (iii) the execution or announcement of this Agreement or compliance with the terms hereof, (iv) any circumstances or conditions generally affecting the portland cement or aggregates industry in the United States and Canada that do not affect the Business in a materially disproportionate manner relative to other Persons engaged in such business, or (v) general economic, political or market conditions in the United States and Canada that do not affect the Business in a materially disproportionate manner relative to other Persons engaged in the portland cement or aggregates business in the United States and Canada; provided that the exception set forth in clause (iii) above shall not apply in respect of representations and warranties of Seller contained in Sections 4.4 and 4.12(d).

         "Off-Site Location" means any real property other than the Real
Property.

         "Owen Sound Terminal" means Seller's cement terminal located in Owen Sound, Ontario Canada.

         "Permit" means any license, approval, registration, variances, permit, authorization, certificate or similar rights granted or issued by a Governmental Authority.

         "Permitted Liens" means the following: (i) Liens set forth in Section 1.1(a) of the Seller Disclosure Schedule, (ii) mechanics', carriers', workmen's, repairmen's, landlord's or other like Liens arising or incurred in the ordinary course of business (as to which no enforcement, execution, levy or foreclosure shall have commenced or for which no bill shall have been sent),
(iii) Liens for Taxes, assessments and other governmental charges which are not delinquent or are being contested in good faith in appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iv) all matters shown on those certain surveys of the Dixon Facility by S and E Enterprises, Inc. d/b/a Survey-Tech (File Numbers 316-03 and 317-03), copies of which have been provided to Purchaser, (v) all matters shown on each of the Surveys to the extent such matters do not, individually or in the aggregate, materially impair the present occupancy or use of the applicable Real Property,
(vi) any matters shown on those certain title insurance policies/commitments set forth on Schedule B attached hereto (other than those matters identified as unpermitted on such schedule), (vii) any other covenants, conditions, restrictions, reservations, rights, claims, rights-of-ways, easements and other encumbrances or matters of record affecting title to the Purchased Assets but which, in any event, do not materially interfere with the present occupancy or use of the applicable Purchased Asset in the Business which (A) were not incurred in connection with any indebtedness for borrowed money and (B) do not render title to the applicable Real Property encumbered thereby unmarketable,
(viii) zoning, building, land use, conservation and other similar restrictions imposed by Law, (ix) the terms of the Assumed Leases and Assumed Contracts and liens of the other parties to such Assumed Leases and Assumed Contracts arising thereunder for sums not yet due and payable, (x) Liens related to Assumed Liabilities, (xi) Liens affecting a lessor's or licensor's interest in Tangible Personal Property leased or licensed to Seller, (xii) Liens registered under the Uniform Commercial Code as adopted in any applicable state or similar legislation in other jurisdictions by any lessor or licensor of Tangible Personal Property to Seller, (xiii) Liens arising in the ordinary course of business after the date hereof that do not, individually or in the aggregate, materially impair the present use or value of the Purchased Assets, provided that such Liens do not arise as a result of Seller incurring or assuming any indebtedness for borrowed money, and (xiv) Liens arising or resulting, during or after the Closing, from any action taken by Purchaser or any of its Affiliates.

         "Person" means any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution, Governmental Authority, or other entity.

         "Prairie" means Prairie Material Sales, Inc., an Illinois corporation.

         "Prairie Allocated Liability" means any Damage with respect to any matter or event for which Seller or any of its Affiliates would have been entitled to indemnification from Prairie under the terms of the Dixon Purchase Agreement had the transactions contemplated by this Agreement not occurred, without regard to (i) any defense that Prairie may otherwise have to such indemnification obligation under any applicable bankruptcy, insolvency or similar Law affecting creditors' rights generally, (ii) any defense that Prairie may otherwise have to such indemnification obligation by virtue of any act or omission of Purchaser or any of its Affiliates, (iii) any failure or inability of Purchaser or any of its Affiliates to collect on any judgment against Prairie with respect to any such claim or (iv) any modifications to the Dixon Purchase Agreement that occur after the Closing.

         "Real Property" means, collectively, the Leased Real Property and the Owned Real Property.

         "Real Property Leases" means any lease, sublease or similar agreement pursuant to which Seller or any of its Affiliates leases, subleases or otherwise occupies any real property primarily used in (or intended to be used in) or primarily related to the Business.

         "Real Property Sublease" means any lease, sublease or similar agreement granting to any other Person any right to the use or occupancy of the Owned Real Property.

         "Reference Balance Sheet" means the unaudited combined balance sheet of the Business, dated October 31, 2004 and expressed in U.S. dollars, a copy of which is set forth in Section 4.5(a) of the Seller Disclosure Schedule.

         "Reference Balance Sheet Date" means October 31, 2004.

         "Release" means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into soil, surface water, ground water, sediments, land or surface or subsurface strata.

         "Remediation" means actions undertaken to address an Environmental Condition, including the following activities: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) obtaining any Permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (iii) preparing and implementing any plans or studies for any such activity; (iv) obtaining a written notice from a Governmental Authority with jurisdiction over the Facilities, the Purchased Assets, or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (v) the use, implementation, application, installation, operation or maintenance of removal actions on the Facilities, the Purchased Assets or Off-Site Locations, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls; and (vi) any other activities reasonably determined to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition.

         "Restricted Building Region" means the areas that fall within a 150 mile radius around each of (i) the Dixon Facility and (ii) the Charlevoix Facility.

         "Restricted Cement Region" means, unless this definition is modified pursuant to Section 6.13, (i) the State of Michigan and (ii) the areas that fall within a 150 mile radius around each of (A) the Dixon Facility, (B) the Terminals located in the cities of Milwaukee, Manitowoc and Green Bay, Wisconsin and (C) the Terminal located in the city of Owen Sound, Ontario Canada.

         "Seller Retained Environmental Fines and Penalties" means any fines and penalties arising out of or related to any violations of or non-compliance with Environmental Laws or Environmental Permits by Seller or any of its Affiliates with respect to the Facilities or the Purchased Assets during the period of Seller's ownership of the Facility or Purchased Asset; provided, however, that "Seller Retained Environmental Fines and Penalties" shall not include (i) any costs associated with correcting any such violations or non-compliance, (ii) any such fines or penalties that arise out of any Known Environmental Matter or (iii) any fines or penalties attributable to violations of, or non-compliance with, Environmental Laws or Environmental Permits that occur after the Closing Date, including any portion of any fine or penalty to the extent that portion is attributed to the continuation after the Closing Date of any violations of, or non-compliance with, applicable Environmental Laws or Environmental Permits that commenced prior to the Closing Date.

         "Seller Retained Off-Site Liabilities" means Liabilities relating to or resulting or arising from the off-site transportation, storage, disposal, treatment, or recycling of Hazardous Substances generated by and transported by or on behalf of Seller or any of its Affiliates in connection with the Business prior to the Closing Date, including claims related to loss of life, injury to persons or property or Remediation of Environmental Conditions.

         "Shipping Act" means the Shipping Act, 1916 (46 U.S.C. ss. 801 et seq.), as amended, and the rules and regulations promulgated thereunder.

         "Significant Business Combination Transaction" means any business combination transaction (including any merger, consolidation, stock purchase or sale or other similar transaction) involving Seller or any of its subsidiaries or Affiliates where immediately following the consummation of such transaction the shareholders of the other party to such transaction or any of such Person's Affiliates or subsidiaries owns at least 20% of the outstanding equity of CEMEX, S.A. de C.V. (or any Person who shall be a successor, by merger or otherwise, to Seller or any of its subsidiaries or Affiliates of any of the foregoing in connection with or at any time after such transaction).

         "Significant Restricted Business" means, with respect to a particular Person, the Restricted Cement Businesses of such Person if more than 25% of such Person's consolidated total revenues during the most recently completed fiscal year were derived from such Person's Restricted Cement Businesses.

         "Specified Affiliates" means, collectively, CCPC and CMC.

         "Straddle Period" means any taxable period beginning on or prior to and ending after the Closing Date.

         "Tax Returns" means any report, return, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to any Tax, including any amendments or attachments thereto and including any information return, claim for refund, amended return or declaration of estimated Tax.

         "Taxes" means any and all taxes, assessments, charges, duties, tariffs, imposts, fees, levies or other governmental charges, including all federal, state, local, foreign or other income, windfall or other profits, unitary, gross receipts, payroll, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, unemployment compensation, transfer, sales, use, ad valorem, stamp, value added, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of returns), any transferee or secondary liability in respect of taxes and all deficiency assessments, additions to tax, penalties and interest.

         "Transaction Documents" means this Agreement, the General Assignment and Assumption Agreement, the General Bill of Sale, the Deeds, the Conquest Bill of Sale, the Detroit Lease Agreement and any other deeds, endorsements, assignments or other documents delivered in connection with this Agreement.

         "Valenciana" means CEMEX Espana, S.A., a company organized and existing under the laws of Spain that was formerly known as Compania Valenciana De Cementos Portland, S.A.

         "Vessels" means, collectively, the Challenger and the Conquest.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, and the rules and regulations promulgated thereunder.

                  1.2      Other Definitional Provisions.

                           (a) Any reference to an Article, Section, Exhibit or
Annex is a reference to an Article or Section of, or an Exhibit or Annex to, this Agreement, unless otherwise specified.

                           (b) Terms defined in the singular shall have a
comparable meaning when used in the plural, and vice versa.

                           (c) The words "include," "includes" and "including"
are not limiting.

                           (d) The terms "dollars" and "$" mean United States
dollars.

                           (e) The phrases "the date of this Agreement," "the
date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 4, 2005.

                                  ARTICLE II

                       TRANSFER OF ASSETS AND LIABILITIES

                  2.1      Assets.

                           (a) Purchased Assets. Upon the terms and subject to
the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Specified Affiliates to, sell, transfer, convey, assign, lease and deliver to Purchaser and/or one or more Affiliates or, with respect to the Conquest, the nominee of Purchaser (as designated by Purchaser), and Purchaser shall, and shall cause any such designated Affiliate or, with respect to the Conquest, such nominee to, purchase, acquire and accept from Seller all of Seller's and the Specified Affiliates' right, title and interest in all of the (y) fixed assets located at the Facilities and (z) other properties, assets, rights, claims and contracts (collectively, the "Purchased Assets") primarily used in (or intended to be primarily used in) or primarily related to Seller's business of producing, marketing, distributing and selling portland cement and coarse construction aggregates (as customarily performed by Seller prior to the Closing) at or from the Facilities (the "Business"), free and clear of any and all Liens (other than Permitted Liens) and excluding the Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include (other than Excluded Assets) all right, title and interest in the following assets, rights, properties and contracts of Seller and its Specified Affiliates as of the Closing Date:

                               (i) the Inventory for which title of ownership has not passed from Seller to its customers prior to the Closing;

                               (ii) all prepaid expenses, prepaid Taxes, advance payments, deposits and prepaid items, including prepaid interest and deposits with lessors, suppliers or utilities, to the extent related to the Business;

                               (iii) Seller's and Seller's Affiliates' accounts receivable primarily arising out of and primarily related to the conduct of the Business and outstanding as of the Closing, other than the Intracompany Receivables ("Accounts Receivable");

                               (iv) the Owned Real Property, including, to the extent of Seller's or its Specified Affiliates' rights, titles and interests therein, all mineral rights appurtenant to the Owned Real Property, all buildings, structures, fixtures and other improvements located thereon and all easements, rights-of-way and other rights and interests appurtenant thereto;

                               (v) all equipment, motor vehicles and other tangible personal property owned or leased by Seller and/or a Specified Affiliate, as the case may be, and located on the Real Property or used primarily in the conduct of the Business as presently conducted, including all vehicles (both plant and delivery), office furniture, and operating and other supplies (including fuel), tools, repair parts and spare parts located at the Facilities, including those assets listed in Section 2.1(a)(v) of the Seller Disclosure Schedule (collectively, "Tangible Personal Property");

                               (vi) subject to receipt of any required
         contractual consents, all Assumed Leases;

                               (vii) subject to receipt of any required contractual or governmental consents and, with respect to the Challenger Agreements, Purchaser satisfying its obligations under
         Section 6.15, all Assumed Contracts;

                               (viii) other than the Charlevoix Landfill
         Operating License, all Permits issued to Seller or its Specified Affiliates in connection with its operation of the Business or its ownership, possession, occupancy or use of any of the Purchased Assets, including those Permits listed in Section 2.1(a)(viii) of the Seller Disclosure Schedule;

                               (ix) all claims and rights of action, including warranty, indemnification and other rights (including performance guarantees and, except as set forth in Section 6.10, rights to insurance proceeds) (to the extent transferable), in each case to the extent primarily relating to the ownership or operation of, or primarily used for the conduct of, the Business or the Purchased Assets, but excluding (A) any of the foregoing that exclusively relate to any Excluded Liabilities, (B), except as set forth in Section 6.10, any claim for reimbursement under insurance policies for losses or damages suffered or incurred with respect to the Business or any Purchased Assets prior to the Closing Date and (C) those referred to in Sections 2.1(b)(xv) and 2.1(b)(xvii);

                               (x) all originals (or if originals are
         unavailable, copies) of (A) the Assumed Contracts and other documents that constitute an Assumed Liability, and (B) all other books of account, records, files, customer and supplier lists, price lists, vessel records and logs and correspondence (including that on microfiche and computer tapes and disks) primarily associated with, or used by Seller in the operation, ownership or use of, the Facilities or the ownership, use, possession or occupancy of any of the Purchased Assets, but specifically excluding records that are a part of Seller's accounting system; provided that Seller may, subject to Section 6.16, retain one copy of any such items listed in clauses (A) and (B) of this Section 2.1(a)(x);

                               (xi) the goodwill of the Business;

                               (xii) subject to Purchaser satisfying its obligations under Section 6.15, the Conquest;

                               (xiii) subject to receipt of contractual consents from the applicable union, to the Assumed Collective Bargaining Agreements;

                               (xiv) all Real Property Tax Returns and sales Tax Returns specified in Section 2.1(a)(xiv) of the Seller Disclosure Schedule and related workpapers to the extent exclusively related to the Purchased Assets or the Business; and

                               (xv) the assets described in Section 2.1(a)(xv) of the Seller Disclosure Schedule.

                           (b) Excluded Assets. Except to the extent expressly
described above, Purchased Assets shall not include any other assets, properties, rights and interest of Seller or any of its Affiliates, and, without limiting the generality of the foregoing and notwithstanding Section 2.1(a), Purchased Assets shall not include the following:

                               (i) the assets described in Section 2.1(b)(i) of the Seller Disclosure Schedule;

                               (ii) cash, cash equivalents and other short term investments;

                               (iii) any Inventory sold or otherwise disposed of in accordance with Section 6.1(d) to non-Affiliates of Seller during the period from the date of this Agreement until the Closing;

                               (iv) except as set forth in Section 6.10, any insurance policies or insurance coverage (or assumed coverage) of Seller or any of its Affiliates, including any policy or coverage relating to the Purchased Assets or the Business (the "Retained Policies");

                               (v) any rights pursuant to any agreement or contract between Seller and any of its Affiliates, unless otherwise listed on Section 2.1(b)(v) of the Seller Disclosure Schedule;

                               (vi) subject to Section 6.7, all outstanding amounts, including Accounts Receivable, owing to the Business from other businesses of Seller or Seller's Affiliates (the "Intracompany Receivables");

                               (vii) all rights, including the right to use, in or to (a) any intellectual property of Seller and its Affiliates, whether or not exclusively used in or necessary for the conduct of the Business, including Seller's and its Affiliates' patents, copyrights, tradenames, trademarks, service marks, logos, slogans, internet domain names, licenses and software (whether or not registered in any country in the world), (b) Seller's and its Affiliates' rights to the trademarks "CEMEX", "Southdown" or "Medusa" and (c) those items listed on Section 2.1(b)(vii) of the Seller Disclosure Schedule (such names, collectively, the "Retained Names");

                               (viii) the services of the Non-Transferred
         Employees;

                               (ix) all refunds, rebates or similar payments of Taxes to the extent related to the Excluded Taxes (other than any such amount for which Seller has received a Purchase Price adjustment pursuant to Section 2.4);

                               (x) the assets of any employee benefits plan, program, agreement or arrangement maintained by Seller or any of its Affiliates;

                               (xi) all Tax Returns of Seller other than those specified in Section 2.1(a)(xiv) of the Seller Disclosure Schedule;

                               (xii) any books and records related to the Business that Seller or any of its Affiliates is required by Law to retain, so long as Seller delivers at least one copy thereof to Purchaser;

                               (xiii) rights of Seller or any of its Affiliates under this Agreement and the other Transaction Documents entered into by Seller or any of its Affiliates pursuant to or in connection with this Agreement;

                               (xiv) all other assets and rights (excluding
         Purchased Assets) of every kind and nature, real or personal, tangible or intangible, used primarily or held by Seller or any of its Affiliates for use primarily in connection with its ownership, possession, occupancy, use or management of the Excluded Assets;

                               (xv) all rights with respect to claims or legal proceedings relating to the Business set forth on Section 2.1(b)(xv) of the Seller Disclosure Schedule;

                               (xvi) the shares of ownership or other ownership interests in any Affiliate or subsidiary of Seller and any Tax attributes of any Affiliate or subsidiary of Seller;

                               (xvii) all rights, privileges, claims, demands, choses in action, prepayments, deposits, refunds, claims in bankruptcy, indemnification agreements with, and indemnification rights against, third parties, warranty claims, offsets and other rights and claims primarily relating to any Excluded Asset or any Excluded Liability and the rights and claims excluded from the Purchased Assets pursuant to Section 2.1(b)(xv);

                               (xviii) all correspondence and documents prepared by Seller for its internal evaluation purposes or related to any third party bid to purchase the assets of the Business in connection with the sale of the Business;

                               (xix) any collective bargaining agreement between Seller or any of its Affiliates and any union other than the Assumed Collective Bargaining Agreements; and

                               (xx) the Charlevoix Landfill Operating License.

The assets retained by Seller and/or any of its Affiliates pursuant to this
Section 2.1(b) are "Excluded Assets".

2.2      Liabilities.

                           (a) Assumed Liabilities. Subject to the terms and
conditions set forth herein, at Closing, Purchaser agrees to assume and pay, discharge and perform when due (or to cause its Affiliates or, with respect to the Conquest, its nominee to pay, discharge and perform when due) and shall assume (or cause its Affiliates or, with respect to the Conquest, its nominee to assume) pursuant to the General Assignment and Assumption Instrument (or such other assignment and assumption agreement acceptable to Purchaser and Seller), the following Liabilities, except for the Excluded Liabilities (the "Assumed Liabilities"):

                               (i) Liabilities relating to periods on or after the Closing Date (and all Liabilities arising prior to the Closing Date in the ordinary course of business to the extent performance is required after the Closing Date and to the extent Purchaser receives the benefit corresponding to such Liabilities) under the Leases (excluding Leases that are Unassigned Contracts) that are either (A) listed on Section 4.9(c) of the Seller Disclosure Schedule (unless designated in such Schedule as not being assumed by Purchaser), or (B) entered into between the date hereof and the Closing by the Seller or any of its Specified Affiliates in accordance with Section 6.1, excluding in each case Liabilities attributable to any breach or default of such Lease by Seller or any Specified Affiliate prior to the Closing (collectively, the "Assumed Leases");

                               (ii) Liabilities relating to periods on or after the Closing Date (and all Liabilities arising prior to the Closing Date in the ordinary course of business to the extent performance is required after the Closing Date and to the extent Purchaser receives the benefit corresponding to such Liabilities) under the Contracts (excluding Contracts that are Unassigned Contracts) related to the Business that are either (A) listed on Section 2.2(a)(ii) of the Seller Disclosure Schedule (unless designated in such Schedule as not being assumed by Purchaser), or (B) entered into between the date hereof and the Closing by Seller or any of its Specified Affiliates in accordance with Section 6.1, excluding in each case Liabilities attributable to any breach or default of such Contract by Seller or any Specified Affiliate prior to the Closing (collectively, the "Assumed Contracts");

                               (iii) reclamation obligations with respect to the Charlevoix Facility and the Dixon Facility;

                               (iv) all Liabilities for Taxes (other than
         Excluded Taxes) with respect to the Purchased Assets or the Business, including those taxes for which Purchaser is liable pursuant to
         Section 2.6(a) for taxable periods (or portions thereof) ending after the Closing Date and Section 10.1(a);

                               (v) all Liabilities relating to, or occurring or existing in connection with, or arising out of, the ownership and operation of the Purchased Assets or the conduct of the Business on or after the Closing Date;

                               (vi) all Liabilities of Seller or any of its Specified Affiliates under any Permit constituting a Purchased Asset that arise on or after the Closing Date (and all Liabilities arising prior to the Closing Date in the ordinary course of business to the extent performance is required after the Closing Date and to the extent Purchaser receives the benefit corresponding to such Liabilities);

                               (vii) all Liabilities arising out of or in connection with product liability claims for personal injuries, property damage or losses that involve the use of any product sold or otherwise disposed of by Purchaser or any of its Affiliates on or after the Closing Date;

                               (viii) all Liabilities relating to or resulting or arising from the following: (A) any violation or alleged violation of or non-compliance with Environmental Laws or Environmental Permits whether prior to, on or after the Closing Date, with respect to the ownership, lease, maintenance or operation of the Facilities, the Purchased Assets or the Business, including any fines or penalties and the costs associated with correcting any such violations or non-compliance, but excluding any Seller Retained Environmental Fines or Penalties; (B) Environmental Conditions or exposure to Hazardous Substances at, on, in, under, adjacent to or migrating or discharged to or from the Facilities or Purchased Assets prior to, on or after the Closing Date, including loss of life, injury to persons or property (including from exposure to asbestos-containing materials), damage to natural resources, and Remediation of Environmental Conditions; (C) the off-site transportation, storage, disposal, treatment, or recycling of Hazardous Substances generated by and transported by or on behalf of Purchaser or any of its Affiliates in connection with the Business on or after the Closing Date, including claims related to loss of life, injury to persons or property or Remediation of Environmental Conditions; and (D) Known Environmental Matters. The Liabilities described in this subsection are collectively the "Assumed Environmental Liabilities."

                               (ix) all Liabilities reflected on the Final
         Closing Statement;

                               (x) the Assumed Collective Bargaining
         Agreements;

                               (xi) all Liabilities arising out of, relating to, or occurring or existing in connection with, for the period after the Closing Date, the employment, compensation, benefits, severance or termination of employment of the Transferred Employees by Purchaser or its Affiliates pursuant to plans, arrangements and policies of Purchaser or its Affiliates (including the Assumed Collective Bargaining Agreements), except as otherwise provided in Article VII of this Agreement; and

                               (xii) all Liabilities specifically assumed by Purchaser pursuant to Sections 6.10(d).

                           (b) Excluded Liabilities. Except as otherwise
provided in this Section 2.2(b) with respect to the Prairie Allocated Liabilities, Seller and its Specified Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, the Liabilities of Seller and the Specified Affiliates other than the Assumed Liabilities (the "Excluded Liabilities"), including:

                               (i) all Liabilities with respect to Excluded
         Taxes;

                               (ii) all Liabilities relating to, or occurring or existing in connection with, or arising out of, the ownership and operation of the Excluded Assets, whether before, on or after, the Closing Date;

                               (iii) relating to, or occurring or existing in connection with, or arising out of, the ownership and operation of the Business prior to the Closing Date, except obligations or liabilities assumed pursuant to Sections 2.2(a)(i), (ii), (iii), (iv), (vi),
         (viii), (ix) and (xii);

                               (iv) all Liabilities arising out of or in connection with product liability claims for personal injuries, property damage or losses that involve the use of any product sold or otherwise disposed of by Seller or any of its Affiliates prior to the Closing Date;

                               (v) all Liabilities relating to litigation of Seller and its Affiliates pending as of the Closing, including the Actions identified in Section 2.2(b)(v) of the Seller Disclosure Schedule;

                               (vi) all Excluded Environmental Liabilities;

                               (vii) all Liabilities arising out of, relating to, or occurring or existing in connection with, (A) for the period ending on and including the Closing Date, the employment, compensation, benefits, severance or termination of employment of the Business Employees by Seller or its Affiliates, (B) for the period prior to, on and after the Closing Date, the employment, compensation, benefits, severance or termination of employment of the Non-Transferred Employees and (C) for the period prior to, on and after the Closing Date, the employment, compensation, benefits, severance or termination of employment of any former employees, officers or directors of the Facilities, in each case except as otherwise provided in Article VII;

                               (viii) all Liabilities relating to indebtedness for borrowed money, obligations evidenced by notes, bonds, debentures or similar instrument or obligations as lessee under capital leases (other than, to the extent assumed by Purchaser, Liabilities under the Challenger Agreements) relating to the Business; and

                               (ix) all amounts, including accounts payable, due from the Business to other businesses of Seller or any of its Affiliates (the "Intracompany Liabilities");

provided, however, that, notwithstanding the foregoing, with respect to any such Liabilities that constitute Prairie Allocated Liabilities, such liabilities shall not constitute Excluded Liabilities to the extent that either
(x) Seller has an indemnification right with respect thereto pursuant to
Section 8.11(a) or (y) Purchaser is not entitled to seek indemnification from Seller with respect thereto under Section 8.11(b).

                  2.3 Purchase Price. The purchase price for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, shall be the sum of (a) $389,200,000, plus (b) the value of the Landfill Account as of the Closing Date (the "Purchase Price"), subject to adjustment as set forth in
Section 2.4, plus the assumption of the Assumed Liabilities in accordance with
Section 2.2(a). Notwithstanding any other provision of this Agreement, if Seller does not deliver the certificate described in Section 3.5(e) at or prior to the Closing, Purchaser shall be permitted to withhold from the Purchase Price the amount required to be withheld pursuant to Section 1445 of the Code as calculated by Purchaser in good faith.

                  2.4      Purchase Price Adjustment.

                           (a) As promptly as practicable, but in any event not
later than 60 calendar days after the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a statement (the "Preliminary Closing Statement") substantially in the form of Exhibit 2.4-1, setting forth (i) the balance sheet of the Business at the close of business on the day immediately preceding the Closing Date, which shall be prepared in accordance with GAAP on a basis consistent with the preparation of the Reference Balance Sheet and consistent with the accounting principles, practices and methodologies set forth in Exhibit 2.4-2 (and excluding the items identified therein) and (ii) Seller's calculation (based on the amounts set forth on the balance sheet contained in the Preliminary Closing Statement) of the Closing Working Capital. Seller shall allow Purchaser's employees, accountants and other authorized representatives the opportunity to review Seller's preparation of the Preliminary Closing Statement, including the opportunity (A) to observe any counting of inventory and similar activity conducted in the preparation of the Preliminary Closing Statement and other accounting procedures, and (B) to obtain copies of Seller's work papers and, to the extent Seller can obtain access using commercially reasonable efforts, access to Seller's accountant's work papers).

                           (b) Subject to the provisions of Section 2.4(c),
Purchaser shall have 30 calendar days from the date of delivery of the Preliminary Closing Statement to review and approve or disapprove the Preliminary Closing Statement. Seller shall provide Purchaser and its representatives with copies of Seller's work papers and, to the extent Seller can obtain access using commercially reasonable efforts, access to Seller's accountants' work papers generated in connection with the preparation of the Preliminary Closing Statement, as well as access to employees and representatives of Seller and its accounting firm to assist Purchaser in its review of such work papers and the Preliminary Closing Statement. If Purchaser has no objections to the Preliminary Closing Statement or to Seller's calculation of the Closing Working Capital contained in the Preliminary Closing Statement, Purchaser shall promptly so advise Seller in writing. If Purchaser so advises Seller, or if Purchaser fails to deliver the Notice of Disagreement referred to below within the requisite 30 calendar day period, the calculation of the Closing Working Capital set forth in the Preliminary Closing Statement shall be deemed final.

                           (c) If Purchaser has any objections to the
Preliminary Closing Statement or to the calculation of the Closing Working Capital set forth in the Preliminary Closing Statement, including objections to the valuation of the Inventory, Purchaser shall notify Seller in writing (the "Notice of Disagreement") of such disagreement within 30 calendar days after delivery of the Preliminary Closing Statement (such 30 calendar day period, the "Resolution Period"). The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, Seller and Purchaser shall attempt in good faith to resolve any such objection. Except with respect to disagreements regarding the valuation of the Inventory (which will be resolved pursuant to Section 2.4(d)), if Seller and Purchaser are unable to resolve the disagreement within 30 calendar days after the delivery of the Notice of Disagreement, such disagreement shall be referred to Grant Thornton LLP ("Grant Thornton") or, if for any reason such public accounting firm is not independent of Seller or Purchaser or is not able or declines to be engaged to resolve such disagreement, an independent public accounting firm mutually selected by Seller and Purchaser for resolution of such disagreement, in accordance with the requirements of Section 2.4(a) (either Grant Thornton or the selected or appointed public accounting firm, as the case may be, the "Independent Accounting Firm"). If Seller and Purchaser do not promptly agree on the selection of an independent public accounting firm, each of them shall appoint an independent public accounting firm and such two independent public accounting firms shall jointly select the Independent Accounting Firm. The determinations made by the Independent Accounting Firm with respect to any such disagreement shall be final and binding upon Seller and Purchaser for all purposes under this Agreement. Each of Seller and Purchaser shall use its commercially reasonable efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of such disagreement to such firm, and each shall cooperate with such firm and shall provide such firm with reasonable access to its books, records, personnel and representatives and such other information as such firm may require in order to render its determination. The scope of the Independent Accounting Firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement (other than the resolution of any disagreement regarding the valuation of the Inventory), and the recalculation, if any, of the Closing Working Capital in light of such resolution. In its review of the Preliminary Closing Statement and recalculation of the Closing Working Capital, the Independent Accounting Firm will be limited to using the procedures and methodologies set forth in Exhibit 2.4-2, and if there is a disagreement as to the valuation of the Inventory, the Independent Accounting Firm shall use the Final Valuation determined pursuant to Section 2.4(d). The fees, costs and expenses of the Independent Accounting Firm, if any, will be borne equally by Seller and Purchaser. The Preliminary Closing Statement, as adjusted in accordance with the resolution of any disagreement with respect thereto or, if no Notice of Disagreement is timely given, as delivered to Purchaser pursuant to Section 2.4(a), is referred to in this Agreement as the "Final Closing Statement."

                           (d) Subject to Section 2.4(c), if Purchaser has any
objections to the valuation of the Inventory included in the Preliminary Closing Statement, Purchaser shall notify Seller of such disagreement in the Notice of Disagreement. If Seller and Purchaser are unable to resolve the disagreement within the Resolution Period, such disagreement shall be referred to Construction Technology Laboratories, Inc. ("CTL") or, if for any reason such organization or firm is not independent of Seller or Purchaser or is not able or declines to be engaged to resolve such disagreement, an organization or firm mutually selected by Seller and Purchaser for resolution of such disagreement (either CTL or the selected or appointed organization or firm, as the case may be, the "Independent Appraiser"). If Seller and Purchaser do not promptly agree on the selection of an independent appraiser, each of them shall appoint an independent appraiser and such two independent appraisers shall jointly select the Independent Appraiser. The determinations made by the Independent Appraiser with respect to any such Inventory valuation disagreement shall be final and binding upon Seller and Purchaser for all purposes under this Agreement. Each of Seller and Purchaser shall use its commercially reasonable efforts to cause the Independent Appraiser to render its determination as soon as practicable after referral of such disagreement to such organization, and each shall cooperate with such organization and shall provide such organization with reasonable access to its books, records, personnel and representatives and such other information as such firm may require in order to render its determination. The scope of the Independent Appraiser's engagement shall be limited to the resolution of the valuation of the Inventory contained in the Notice of Disagreement. The fees, costs and expenses of the Independent Appraiser, if any, will be borne equally by Seller and Purchaser. The valuation of the Inventory, as adjusted in accordance with the resolution of any disagreement with respect thereto is referred to in this Agreement as the "Final Valuation."

                           (e) No later than five Business Days after the time
the Preliminary Closing Statement becomes final pursuant to the provisions of this Section 2.4, the following payments shall be made in immediately available funds by wire transfer to an account specified by the recipient prior to such date:

                               (i) if the Closing Working Capital as shown on the Final Closing Statement is less than the Base Working Capital, Seller shall pay to Purchaser an amount equal to such shortfall, together with interest on such amount at an annual rate equal to the prime rate of interest (as quoted daily by The Wall Street Journal), calculated on the basis of a 365-day year (the "Interest Rate") from and including the Closing Date to but excluding the date of the payment of such amount to Purchaser; and

                               (ii) if the Closing Working Capital as shown on the Final Closing Statement is greater than the Base Working Capital, Purchaser shall pay to Seller an amount equal to such excess, together with interest on such amount at the Interest Rate from and including the Closing Date to but excluding the date of the payment of such amount to Seller.

                  2.5      Allocation of the Purchase Price.

                           (a) Seller and Purchaser agree that (i) the sum of
the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and (ii) the portion of the Purchase Price allocable to the Owen Sound Terminal is $20 million (the "Allocation"). No later than 90 days after the Closing Date, Purchaser shall provide Seller with a proposed Allocation for Seller's review. Purchaser shall allow Seller's employees, accountants and other authorized representatives the opportunity (y) to review Purchaser's proposed Allocation and (z) to obtain and review copies of Purchaser's work papers and appraisal reports and, to the extent Purchaser can obtain access using commercially reasonable efforts, access to Purchaser's accountant's work papers and Purchaser's appraiser's work papers.

                           (b) If Seller has any objections to the proposed
Allocation, Seller shall notify Purchaser in writing (the "Allocation Disagreement") of such disagreement no later than 30 calendar days after delivery of the proposed Allocation. The Allocation Disagreement, if any, shall set forth in reasonable detail the basis for the disagreement. Thereafter, Seller and Purchaser shall attempt in good faith to resolve any such objection. If Seller and Purchaser are unable to resolve the disagreement no later than 30 calendar days after the delivery of the Allocation Disagreement, such disagreement shall be referred to the Independent Accounting Firm. If for any reason the Independent Accounting Firm is no longer independent of Seller or Purchaser or is not able or declines to be engaged to resolve such disagreement, another independent public accounting firm shall be mutually selected by Seller and Purchaser for resolution of such disagreement. If Seller and Purchaser do not promptly agree on the selection of an independent public accounting firm, each of them shall appoint an independent public accounting firm and such two independent public accounting firms shall jointly select a new independent accounting firm (such new accounting firm shall also be deemed the "Independent Accounting Firm" for purposes of this Section 2.5(b)). Absent manifest error, the determinations made by the Independent Accounting Firm with respect to any such disagreement shall be final and binding upon Seller and Purchaser for all purposes under this Agreement. Each of Seller and Purchaser shall use its commercially reasonable efforts to cause the Independent Accounting Firm to render its determination as soon as practicable after referral of such disagreement to such firm, and each shall cooperate with such firm and shall provide such firm with reasonable access to its books, records, personnel and representatives and such other information as such firm may require in order to render its determination. The scope of the Independent Accounting Firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Allocation Disagreement, and the determination of an Allocation that accurately conforms to Section 1060 of the Code and the Treasury regulations promulgated thereunder. The fees, costs and expenses of the Independent Accounting Firm, if any, will be borne equally by Seller and Purchaser. The Allocation, as adjusted in accordance with the resolution of any disagreement with respect thereto or, if no Allocation Disagreement is timely given, as delivered to Seller pursuant to Section 2.5(a), is referred to in this Agreement as the "Final Allocation."

                           (c) After determination of the Final Allocation by
agreement of Seller and Purchaser or by binding determination of the Independent Accounting Firm, Seller and Purchaser shall follow the Final Allocation for all Tax purposes (including the filing of any Tax Return). Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Final Allocation in a manner consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder. The transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement (including the Final Allocation), and neither Seller nor Purchaser shall, except as required by applicable Law, take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. Each of Seller and Purchaser agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such form within a reasonable period before its filing due date.

                  2.6      Proration of Certain Amounts and Utilities.

                           (a) All real property, personal property Taxes and
similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Purchaser and Seller as of the Closing Date based on the number of days of such taxable period included in the period prior to and ending with and including the Closing Date (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning with, but excluding, and continuing after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period (except to the extent any such amount is reflected in the Final Closing Statement and is taken into account in determining any Purchase Price adjustment under Section 2.4), and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Notwithstanding the foregoing, if the amount of accrued real property taxes for the period included in the period prior to and ending with and including the Closing Date is not known at the time of the Closing, the foregoing apportionment shall be based upon the most current actual tax bill, and promptly after such time in which the bill evidencing the actual amount of the accrued real property taxes is issued (but in no event later than 30 days after the issuance of such bills), there shall be a cash adjustment between the parties to this Agreement with the appropriate reimbursements. The provisions of this Section 2.6(a) shall survive the Closing.

                           (b) Seller and Purchaser further agree to prorate at
Closing all other items which are normally prorated in connection with transactions similar to the transaction contemplated by this Agreement, with all such prorations being final. Notwithstanding the foregoing, if the amount of prorations with respect to any such transaction provided for in this Section 2.6(b) for the period included in the period prior to and ending with and including the Closing Date is not known at the time of the Closing, such apportionment shall be based upon the most current actual bill, and promptly after such time in which the bill evidencing the actual amount of the accrued Liability is issued (but in no event later than 30 days after the issuance of such bills), there shall be a cash adjustment between the parties to this Agreement with the appropriate reimbursements. The provisions of this Section 2.6(b) shall survive the Closing.

                           (c) Seller shall be responsible for all utilities
used in the conduct of the Business prior to the Closing Date (except to the extent any such amount is reflected in the Final Closing Statement and is taken into account in determining any Purchase Price adjustment under Section 2.4). Purchaser shall be responsible for all utilities used in the conduct of the Business on or after the Closing Date. Promptly upon receipt of any utility bill that includes charges for periods prior to the Closing Date, Purchaser shall forward a copy of such utility bill to Seller, and Seller shall promptly pay to Purchaser its pro rata share of such bill (based on the number of days prior to the Closing Date included in such bill as compared to the total number of days included in such bill.) Promptly after the Closing (but in any event, no later than 30 days after the Closing), Purchaser shall notify all relevant utilities that Purchaser's name or the name of an Affiliate designated by Purchaser should replace Seller's name on all bills and that Purchaser or such designee shall be responsible for payment of all utility bills going forward.

                                  ARTICLE III

                                  THE CLOSING

                  3.1 Generally. The payments and deliveries contemplated by Sections 3.5 and 3.6 (the "Closing") will be made at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, commencing at 10:00 a.m., local time on (a) the third Business Day following the satisfaction or waiver of the conditions to Closing set forth in Sections 3.2, 3.3 and 3.4 (other than those conditions that by their nature can only be satisfied at the time of Closing) or (b) at such other place, time or date as Seller and Purchaser may agree in writing (the "Closing Date").

                  3.2 General Conditions. The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                           (a) No Challenge to Transaction. No action, suit,
arbitration or proceeding shall have been instituted, proposed or threatened by any Governmental Authority that has not been withdrawn, dismissed with prejudice, rescinded, or otherwise eliminated either to enjoin, restrain or prohibit the performance of this Agreement.

                           (b) Governmental Consents Obtained or Requirements
Satisfied. All authorizations, consents and approvals, if any, of any Governmental Authority necessary for the execution, delivery and performance of this Agreement and the other Transaction Documents shall have been obtained and being in full force and effect. Without limiting the foregoing, (i) all applicable governmental pre-acquisition filing, information furnishing and waiting period requirements (including those under the HSR Act) shall have been met or such compliance shall have been waived by the Governmental Authorities having authority to grant such waivers and (ii), with respect to the transfer and assignment of the Conquest and the Challenger Agreements, all approvals from the United States Maritime Administration, if required, shall have been obtained.

                           (c) Third Party Consents. All third party consents,
each in form and substance reasonably satisfactory to Seller and Purchaser, relating to the Assumed Contracts set forth in Section 3.2(c) to the Seller Disclosure Schedule shall have been obtained.

                           (d) No Restraints. No Governmental Order or Law
shall have been enacted, entered, promulgated or enforced by any Governmental Authority or instrumentality that prohibits the consummation of the transactions contemplated by this Agreement.

                           (e) FERC Filing. The Federal Energy Regulatory
Commission shall have (i) approved the parties' application under Section 203 of the Federal Power Act in connection with the transfer of the Co-Generation Lease from Seller to Purchaser or (ii) disclaimed jurisdiction over that transaction under Section 203 of the Federal Power Act.

                  3.3 Conditions to Seller's Obligations. Seller's obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                           (a) Representations and Warranties True. The
representations and warranties of Purchaser contained in this Agreement (i) that are qualified by "materiality" shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing as though made on and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of an earlier date, in which case as of such date) and (ii) that are not so qualified shall be true and correct in all material respects as of the Closing as though made on and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of an earlier date, in which case as of such date).

                           (b) Agreements Complied With. Purchaser shall have
performed or complied in all material respects with all covenants and agreements required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing.

                           (c) Payment of Purchase Price. Seller shall have
received from Purchaser the Purchase Price.

                           (d) Officer's Certificate. Seller shall have
received from Purchaser a certificate signed by an appropriate officer of Purchaser that the conditions set forth in paragraphs (a) and (b) of this
Section 3.3 have been satisfied.

                           (e) Deliveries. Seller shall have received the
documents referred to in Section 3.6 in form and substance reasonably satisfactory to Seller.

                           (f) Detroit Lease Agreement. Seller shall have
received a Lease Agreement, substantially in the form attached hereto as
Exhibit 3.3(f) (the "Detroit Lease Agreement"), duly executed by Purchaser.

                  3.4 Conditions to Purchaser's Obligations. Purchaser's obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                           (a) Representations and Warranties True. The
representations and warranties of Seller contained in this Agreement (i) that are qualified by "Material Adverse Effect" shall have been true and correct in all respects when made and shall be true and correct in all respects (subject to such qualifier) as of the Closing as though made on and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of an earlier date, in which case as of such date), (ii) that are qualified by "materiality" or that are not qualified by either "materiality" or "Material Adverse Effect" (other than the representations and warranties set forth in Sections 4.2 and 4.3) shall be true and correct (without giving effect to any limitation as to "materiality" set forth therein) in all respects as of the Closing as though made on and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of an earlier date, in which case as of such date), except where the failure or failures of such representations or warranties to be so true and correct would not have, in the aggregate, a Material Adverse Effect and (iii) that are set forth in Sections
4.2 and 4.3 shall be true and correct in all respects as of the Closing as though made on and as of the Closing Date (except to the extent any such representation and warranty is expressly made as of an earlier date, in which case as of such date).

                           (b) Agreements Complied With. Seller shall have
performed or complied in all material respects with all covenants and agreements required to be performed or complied with by Seller under this Agreement at or prior to the Closing.

                           (c) Officer's Certificate. Purchaser shall have
received from Seller a certificate signed by an appropriate officer of Seller that the conditions set forth in paragraphs (a) and (b) of this Section 3.4 have been satisfied.

                           (d) Permits. All Permits shall have been transferred
to Purchaser or, if such Permits are not transferable, shall have been reissued to Purchaser, except where the failure to have transferred or reissued such Permits would not reasonably prohibit Purchaser from operating the Facilities and the Purchased Assets after the Closing in substantially the same manner as operated by Seller prior to the Closing.

                           (e) No Material Adverse Change. Since the Reference
Balance Sheet Date, no event, circumstance or development shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

                           (f) Deliveries. Purchaser shall have received the
documents referred to in Section 3.5 in form and substance reasonably satisfactory to Purchaser.

                  3.5 Deliveries by Seller. Seller will deliver or cause to be delivered to Purchaser at the Closing the following:

                           (a) General Bill of Sale. The General Bill of Sale,
duly executed by Seller and/or its Specified Affiliates, as appropriate.

                           (b) General Assignment and Assumption Instrument.
The General Assignment and Assumption Instrument, duly executed by Seller and/or its Specified Affiliates, as appropriate.

                           (c) Deeds. A special warranty deed (or its local
equivalent) in substantially the form of Exhibit 3.5(c) with respect to each tract of Owned Real Property in proper statutory form for recording, duly executed and acknowledged by Seller and with all required documentary and transfer tax stamps affixed, conveying fee simple title to the Owned Real Property to Purchaser free and clear of all Liens (other than Permitted Liens) (collectively, the "Deeds").

                           (d) Assignment of Permits. An assignment of, or
documentation requesting the assignment of, the Permits of the Facilities to be transferred hereunder in the form reasonably acceptable to Purchaser and, to the extent applicable, the Governmental Authorities issuing such Permits, duly executed by Seller.

                           (e) Code ss. 1445 Affidavit. A certificate from each
of Seller and CCPC, in the form described in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B), certifying its compliance with Treasury Regulation
Section 1.1445-2(b) that, as of the Closing Date, such Person is not a "foreign person" within the meaning of Section 1445.

                           (f) Title Insurance for Owned Real Property.
Purchaser shall have received from First American Title Insurance Company (the "Title Company") an ALTA owner's policy of title insurance, or irrevocable and unconditional binder to issue the same (the "Title Policy"), in the amount of the fair market value of the applicable Owned Real Property (as reasonably determined by Seller and Purchaser), dated, or updated to, the Closing Date, insuring, or committing to insure, Purchaser's good and marketable title in fee simple to each parcel of Owned Real Property with extended coverage over the standard exceptions waived, and containing at Purchaser's option such affirmative endorsements as desired by Purchaser, acting reasonably. Each of Seller and Purchaser shall pay one-half of the costs of the premium for each of the Title Policies (including the costs of any endorsements).

                           (g) Title Affidavits. Such customary affidavits,
documents, disclosures and forms as reasonably requested by the Title Company in connection with the issuance of each of the Title Policies and consummation of the transactions contemplated by this Agreement.

                           (h) Surveys. Surveys of each parcel of the Owned
Real Property (other than the Dixon Facility) (collectively, the "Surveys") certified to Seller, Purchaser and the Title Company in accordance with a form of certification which is reasonably acceptable to Seller, Purchaser and the Title Company, such certification to include a statement that the Surveys have been prepared in accordance with 1999 (or most recent) minimum standard details for a land survey jointly adopted by ALTA/ACSM and to include Table A Items 1-4, 6-11 and 13-16. Each of Seller and Purchaser shall pay one-half of the costs of the Surveys.

                           (i) Conquest Bill of Sale. A Bill of Sale for the
Conquest (the "Conquest Bill of Sale") in form suitable for recordation of title thereto in the name of Purchaser or its nominee, duly executed by the appropriate Specified Affiliate.

                           (j) Releases of Liens. Releases of liens evidencing
the discharge and removal of all Liens on the Purchased Assets, other than Permitted Liens.

                           (k) Receipt. A receipt for the Purchase Price.

                           (l) Other Instruments. All such other deeds,
endorsements, assignments or other instruments, in form and substance reasonably satisfactory to Purchaser, as shall be necessary to vest in Purchaser title to the Purchased Assets.

                           (m) Detroit Lease Agreement. The Detroit Lease
Agreement, duly executed by Seller.

                  3.6 Deliveries by Purchaser. Purchaser shall pay or deliver or shall cause to be paid or delivered to Seller at the Closing the following:

                           (a) Payment of Purchase Price. Payment to Seller of
the Purchase Price in same day funds (in U.S. dollars) by wire transfer based on wiring instructions given by Seller to Purchaser at least three Business Days prior to the Closing Date.

                           (b) General Assignment and Assumption Instrument.
The General Assignment and Assumption Instrument, duly executed by Purchaser and/or its designated Affiliate, as appropriate.

                           (c) General Bill of Sale. The General Bill of Sale,
duly executed by Purchaser and/or its designated Affiliate, as appropriate.

                           (d) Legal Opinion. The opinion of Ray, Robinson,
Carle & Davies, P.L.L. in the form attached hereto as Exhibit 3.6(d).

                           (e) Detroit Lease Agreement. The Detroit Lease
Agreement, duly executed by Purchaser.

                           (f) Affidavit of Citizenship. An affidavit from
Purchaser or Purchaser's nominee that it meets all requirements of 46 U.S.C. ss. 12102(a)(4).

                  3.7      Post-Closing Actions.

                           (a) Mail. From and after the Closing Date, (i)
Purchaser may open all mail and other communications received by Purchaser at the Facilities addressed to Seller, and may act with respect to such communications in such manner as Purchaser may elect if such communications relate to the Purchased Assets, the Assumed Liabilities or the Facilities and the Business (other than payments to which Seller is entitled) or if such communications do not so relate, Purchaser will forward the same promptly to Seller, and (ii) Seller may open all mail and other communications received by it with respect to the Facilities and the Business, and if such communications relate to the Purchased Assets, the Assumed Liabilities or the Facilities and the Business (including payments to which Purchaser is entitled), Seller will promptly forward the same to Purchaser.

                           (b) Access to Books and Records. From and after the
Closing Date, and until the seventh anniversary of the Closing Date, each of Seller and Purchaser shall permit the other and its authorized representatives to have reasonable access to the books and records relating to the Business in its possession and to make copies of them upon the following conditions: (i)(A) with respect to Seller, the requested information relates to the Excluded Assets or the Excluded Liabilities and (B) with respect to Purchaser, the requested information relates to the Purchased Assets or the Assumed Liabilities, (ii) the requesting party providing notice to the other that sets forth a valid business reason for the request for access and (iii) the access being at such times and on such other reasonable conditions appropriate to avoid any material interference with the other party's business operations.

                                  ARTICLE IV

                    SELLER'S REPRESENTATIONS AND WARRANTIES

         Except as set forth in the disclosure schedules (the "Seller Disclosure Schedule") delivered by Seller to Purchaser concurrently with the execution of this Agreement, Seller and its Specified Affiliates, jointly and severally, hereby represent and warrant to Purchaser on the date of this Agreement as follows:

                  4.1 Organization, Etc. Each of Seller and its Specified Affiliates is a corporation, limited liability company or other entity, duly organized, validly existing and in good standing under the Laws of the State of Louisiana, with respect to Seller, the Laws of the State of Delaware, with respect to CCPC, and the Laws of Ontario, Canada, with respect to Canadian Medusa Cement Limited. Each of Seller and its Specified Affiliates has all requisite power and authority to carry on the Business as it is now being conducted and to own or lease and operate the Purchased Assets as and in the places where now conducted, owned, leased or operated. Each of Seller and its Specified Affiliates is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified or licensed or in good standing, as the case may be, would not, individually or in the aggregate, (a) adversely affect the ability of Seller or any of the Specified Affiliates to carry out its respective obligations under, or consummate the transactions contemplated by, this Agreement or (b) otherwise have a Material Adverse Effect.

                  4.2 Authorization. Each of the Seller and each Specified Affiliate has the requisite power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of this Agreement by Seller has been, and the execution, delivery and performance of each other Transaction Document to which each of Seller or the Specified Affiliates is a party shall be, on or prior to the Closing Date, duly and validly authorized by all necessary corporate or other similar action on the part of Seller or such Specified Affiliate, as the case may be, and no additional authorization on the part of Seller is necessary in connection with the execution, delivery and performance by Seller of this Agreement.

                  4.3 Binding Effect. This Agreement has been, and each other Transaction Document will be, duly executed and delivered by each of Seller and each Specified Affiliate that is a party thereto, and (assuming the due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and each other Transaction Document to which Seller or a Specified Affiliate is to be a party, when so executed and delivered, will constitute legal, valid and binding obligations of Seller or such Specified Affiliate that is a party thereto, enforceable against Seller or such Specified Affiliate, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and to the general principles of equity.

                  4.4 No Violations. The execution, delivery and performance by Seller or any Specified Affiliate of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby, do not and will not (a) conflict with or violate any provision of the articles of incorporation, bylaws or similar governing documents of Seller or any of its Specified Affiliates, or (b) (i) violate any Law, Permit or Judgment applicable to Seller or any of its Specified Affiliates, or any of its respective properties or assets, or (ii) subject to obtaining the consents set forth in Section 4.4(ii) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Specified Affiliates, including the Purchased Assets, under, any of the terms, conditions or provisions note, bond, mortgage, indenture, of any deed of trust, license, Lease, Contract or other instrument or obligation to which Seller or any of its Specified Affiliates is a party, or by which Seller, any of its Specified Affiliates or any of their respective properties or assets, including the Purchased Assets, may be bound or affected, except (in the case of clause
(b)(ii) above) for such violations, conflicts, breaches or defaults which, would not, individually or in the aggregate, (a) adversely affect the ability of Seller and any of the Specified Affiliates to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents or (b) otherwise have a Material Adverse Effect.

                  4.5 Financial Information. True and complete copies of the Reference Balance Sheet and the unaudited balance sheets of the Business for (a) the Charlevoix Facility, the Terminals, and the Detroit Terminal for each of the two fiscal years ended December 31, 2002 and December 31, 2003 and for the period between January 1, 2004 and October 31, 2004 and (b) the Dixon Facility for the period between October 1, 2003 and October 31, 2004, and the related statements of income of the Business (with such statements of income including income related to the Detroit Terminal), together with all related notes and schedules thereto (collectively referred to herein as the "Financial Statements") have been delivered by Seller to Purchaser. To Seller's Knowledge, the Reference Balance Sheet (i) has been prepared in accordance with the books of account and other financial records of Seller and (ii) has been prepared in accordance with GAAP applied on a basis consistent with the past practices of Seller and Seller's normal monthly reporting process (except that it excludes the Excluded Assets and Excluded Liabilities) and consistent with the accounting principles, practices and methodologies set forth in Exhibit 2.4-2. To Seller's Knowledge, the Financial Statements (x) were prepared in accordance with the books of account and other financial records of Seller and (y) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of Seller.

                  4.6 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Except as (i) contemplated by this Agreement or
(ii) set forth in Section 4.6 of the Seller Disclosure Schedule, since the Reference Balance Sheet Date and as of the date of this Agreement, Seller has conducted the Business in the ordinary and usual course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 4.6 of the Seller Disclosure Schedule, since the Reference Balance Sheet Date and as of the date of this Agreement, Seller has not, in respect of the Business, (x) taken or allowed to occur any actions that would, if taken after the date hereof, constitute a breach of clauses (c) through (l) of Section 6.1 or (y) suffered any casualty loss or damage with respect to any of the Purchased Assets (other than any such loss or damage that has been repaired in all material respects by Seller) which in the aggregate have replacement costs of more than $150,000, whether or not such loss or damage shall have been covered by insurance.

                  4.7 Litigation. Except as set forth in Section 4.7 of the Seller Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought (if known) and, if applicable, paid or granted), to Seller's Knowledge, there are no material Actions by or against Seller or any Specified Affiliate and relating to the Business or the Purchased Assets pending before any Governmental Authority (or threatened in writing to be brought by or before any Governmental Authority). Except as set forth in Section 4.7 of the Seller Disclosure Schedule, to Seller's Knowledge, neither Seller nor any of the Specified Affiliates, nor any of the Purchased Assets, is subject to any Governmental Order (nor has any Governmental Authority threatened in writing any such Governmental Order) that
(a) would have a Material Adverse Effect or (b) as of the date of this Agreement, would affect the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

                  4.8      Material Contracts.

                           (a) Section 4.8(a) of the Seller Disclosure Schedule
lists each of the material Contracts, written or, to Seller's Knowledge, oral, of Seller or any Specified Affiliate relating to the Business that is currently in effect and was entered into by Seller or any Specified Affiliate since September 25, 2003, with respect to any such Contract relating to the Dixon Facility, and November 16, 2000, with respect to any such Contract relating to the Charlevoix Facility and the Terminals (such Contracts being referred to herein as the "Post-Acquisition Contacts"). Neither Seller nor any Specified Affiliate has received any notice of breach or default under any Post-Acquisition Contracts that would have, individually or in the aggregate, a Material Adverse Effect. Seller has made available to Purchaser true and complete copies (or with respect to oral contracts, summaries thereof) of all Post-Acquisition Contracts.

                           (b) To Seller's Knowledge, (i) Section 4.8(b) of the
Seller Disclosure Schedule lists each of the material Contracts, written or oral, of Seller or any Specified Affiliate relating to the Business that is currently in effect and was acquired by Seller or a Specified Affiliate in connection with Seller's acquisition of the Dixon Facility or of the Charlevoix Facility and the Terminals (such Contracts being referred to herein as the "Pre-Acquisition Contacts"), (ii) neither Seller nor any Specified Affiliate has received any notice of breach or default under any Pre-Acquisition Contracts that would have, individually or in the aggregate, a Material Adverse Effect and (iii) Seller has made available to Purchaser true and complete copies (or with respect to oral contracts, summaries thereof) of all Post-Acquisition Contracts, provided that Seller makes no representation or warranty that it received as a result of such acquisitions accurate and complete originals or copies of the Pre-Acquisition Contracts.

                           (c) Except as specified in Section 4.8(c) of the
Seller Disclosure Schedule, and in each case other than any such failure, breach, default, or waiver, as applicable, which would not be reasonably likely to have a Material Adverse Effect, (i) to the Knowledge of Seller, the Dixon Purchase Agreement is valid, binding, in full force and effect, and enforceable by Seller or its Specified Affiliate, as the case may be, in accordance with its terms; (ii) neither Seller nor any Specified Affiliate, as the case may be, is in breach or default under the Dixon Purchase Agreement that has had, or if not cured would have, individually or in the aggregate, a material adverse effect on Seller's rights and remedies under the Dixon Purchase Agreement;
(iii) neither Seller nor any Specified Affiliate, as the case may be, has waived any of its rights under the Dixon Purchase Agreement or modified any of the terms thereof and (iv) to the Knowledge of Seller, no other party to the Dixon Purchase Agreement is in breach or default thereunder. Seller has provided to Purchaser prior to the date of this Agreement a complete and correct copy of the Dixon Purchase Agreement.

                           (d) Section 4.8(d) of the Seller Disclosure Schedule
sets forth the supply schedule under the Cement Supply Agreement, dated as of September 25, 2003, as amended (the "Prairie CSA"), between Seller and Prairie, for calendar year 2005, as such supply schedule is in effect as of the date of this Agreement.

                  4.9 Owned Real Property; Tangible Personal Property; Leases; Vessel.

                           (a) Owned Real Property. (i) Section 4.9(a) of the
Seller Disclosure Schedule lists all of the real property owned by Seller and/or a Specified Affiliate, as the case may be, which are primarily used in (or intended to be used in) or primarily related to the Business and are intended to be transferred to Purchaser pursuant to the terms of this Agreement (collectively, the "Owned Real Property"). Seller has made available to Purchaser correct and complete copies of each deed for each parcel of Owned Real Property to the extent that the same are in Seller's possession or control. Either Seller or a Specified Affiliate, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property, subject to Permitted Liens and Liens designated on Schedule B as unpermitted exceptions that will be released on or prior to the Closing. As of the date of this Agreement, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Seller, threatened against the Real Property.

                           (b) Tangible Personal Property. Section 2.1(a)(v) of
the Seller Disclosure Schedule lists all of the Tangible Personal Property.

                           (c) Leases. Section 4.9(c) of the Seller Disclosure
Schedule (i) lists (A) each Real Property Lease and Real Property Sublease and
(B) each other written Lease exclusively used in or exclusively related to the Business that has annual aggregate rental payments of $250,000 or more and a term of more than 12 months (copies of which have been made available to Purchaser) and (ii) generally describes the terms of each oral Lease exclusively used in or exclusively related to the Business.

                           (d) Vessel. Seller or one of its Specified
Affiliates is the owner of the Conquest and, upon recordation of the Bill of Sale contemplated by this Agreement, title to the Conquest will be vested in Purchaser or its nominee free and clear of all Liens except Permitted Liens. At the time of delivery the Conquest will be documented under the laws and flag of the United States and in class.

                           (e) Title to Property. Seller has good title to all
of the Tangible Personal Property, free and clear of all Liens other than Permitted Liens. Seller is in possession of the Leased Real Property or Tangible Personal Property, as the case may be, leased pursuant to each Lease, and each such Lease grants to Seller the exclusive right to possess, without disruption, the property leased pursuant thereto. Seller has not assigned its interest in any such Lease to any Person. Immediately following the Closing, Purchaser (or its designated Affiliates or, with respect to the Conquest, its nominee) will own, with good, valid and marketable title, or lease, under valid and subsisting leases, the Purchased Assets, free and clear of any Liens, other than Permitted Liens.

                  4.10 Permits. Section 2.1(a)(viii) of the Seller Disclosure Schedule list all material Permits possessed by Seller or a Specified Affiliate in connection with the Business, and true and complete copies of all such Permits have heretofore been made available to Purchaser. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, neither Seller nor any Specified Affiliate has received any written notice or, to Seller's Knowledge, oral communication from any Governmental Authority regarding non-compliance with or the possible non-renewal of any such Permits, except for such non-compliance or non-renewal as would not have, individually or in the aggregate, a Material Adverse Effect.

                  4.11     Notices of Violations. Except as set forth in
Section 4.11 of the Seller Disclosure Schedule, neither the Seller nor any Specified Affiliate has, since September 25, 2003, with respect to the Dixon Facility, and November 16, 2000, with respect to the Charlevoix Facility and the Terminals, been charged with or received any notice of, or, to Seller's Knowledge, been under investigation with respect to, any failure or alleged failure to comply with any provision of any applicable Law in the operation of the Business (except where any such issue of non-compliance has been resolved to the satisfaction of the party sending such notice or conducting such investigation), except for such failures to comply that would not have, individually or in the aggregate, a Material Adverse Effect.

                  4.12     Employee, Employee Benefit and Labor Matters.

                           (a) Seller has provided to Purchaser under separate
cover the following information relating to each individual employed by Seller or its Affiliates in respect of the Facilities (including individuals on maternity leave, short-term disability leave or another approved leave of absence, and excluding any individuals on long-term disability leave, the individuals employed in connection with the Detroit Terminal or individuals identified in Section 4.12(a) of the Seller Disclosure Schedule) (the "Facility Employees"): a true and complete list of the names, date of hire, position or job title, department, employment location, status as full or part-time and active or on leave, description of such leave (if applicable), base salary or wages for the 2004 fiscal year, two-year incentive compensation and equity award history, compensation guarantees payable in 2004 or any future years, legal employer, or work authorization and status as unionized, non-unionized, exempt or non-exempt employee.

                           (b) Section 4.12(b) of the Seller Disclosure
Schedule sets forth a complete list all benefit and compensation plans, contracts, policies or arrangements, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any workers' compensation, disability, vacation, leave of absence, change in control, employment agreements, severance agreements, plans and policies, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, to which Seller or its ERISA Affiliates is a party, with respect to which Seller or its ERISA Affiliates has any obligation or which is maintained, sponsored, contributed to or required to be contributed to by Seller or its ERISA Affiliates on behalf of any current or former employee or officer of the Business (all of which are hereinafter referred to as the "Plans"). True and complete copies of all Plans have been made available to Purchaser.

                           (c) None of Seller or its ERISA Affiliates has
incurred any liability under, arising out of or by operation of Title IV of ERISA (other than for payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course of business), and no fact or event exists which would reasonably be expected to give rise to any such liability that would reasonably be expected to result in a Lien on the Purchased Assets or a Liability of Purchaser.

                           (d) Except as set forth in Section 4.12(d) of the
Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any Transferred Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof or (ii) in respect of Transferred Employees, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Plans.

                           (e) Except as set forth in Section 4.12(e) of the
Seller Disclosure Schedule, in respect of the Business, neither Seller nor its Affiliates is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement with a labor union or labor organization nor, to Seller's Knowledge, are there any activities or proceedings of any labor union to organize any Facility Employee nor, as of the date of this Agreement, is Seller or the Specified Affiliates the subject of any Action asserting that Seller or the Specified Affiliates has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of Seller, threatened, nor has there been (with respect to the Charlevoix Facility and the Terminals, in the past three years and, with respect to the Dixon Facility, since September 25, 2003) any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving Seller or its Affiliates. In respect of the Business, Seller and its Affiliates are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including, but not limited to, the Fair Labor Standards Act of 1938, as amended.

                  4.13 Environmental Matters. To the Seller's Knowledge, Seller has made available to Purchaser prior to the date of this Agreement all material documents (or copies thereof) in the possession or control of Seller or any Specified Affiliate that relate to Environmental Conditions, Environmental Laws, Environmental Liabilities, Environmental Permits or Hazardous Substances, in each case as it relates to the Business or the Real Property; provided that Seller makes no representation or warranty with respect to the completeness or accuracy of such documents prepared prior to September 25, 2003, with respect to the Dixon Facility, and November 16, 2000, with respect to the Charlevoix Facility and the Terminals.

                  4.14 Taxes. (a) All material Tax Returns required to be filed by or with respect to the Business or the Purchased Assets have been timely filed, (b) all Taxes required to be shown on such Tax Returns or all material Taxes otherwise due by or with respect to the Business or the Purchased Assets have been timely paid, (c) all such Tax Returns are true, correct and complete in all material respects, (d) no adjustment relating to such Tax Returns has been proposed formally or informally by any taxing authority and (e) neither Seller nor any Specified Affiliate has received any notice or inquiry from any jurisdiction where Seller or such Specified Affiliate does not currently file Tax Returns to the effect that such filings may be required with respect to the Purchased Assets or the Business or that the Business may otherwise be subject to taxation by such jurisdiction.

                  4.15 Brokers and Finders. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any Affiliate of Seller who might be entitled to any fee or commission from Seller or any Affiliate of Seller in connection with the transactions contemplated by this Agreement.

                  4.16 DISCLAIMERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE DEEDS AND THE CERTIFICATE TO BE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO SECTION 3.4(C), (I) NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY, AND HEREBY DISCLAIMS ANY OTHER REPRESENTATION AND WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE FACILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES OR ANY OTHER PERSON, AND NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES OR ANY OTHER PERSON, AND (II) THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE FACILITIES BEING TRANSFERRED TO PURCHASER ARE CONVEYED ON AN "AS IS, WHERE IS" BASIS AS OF THE CLOSING, AND PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE PURCHASED ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES OR ANY OPERATIONS OTHER THAN THE FACILITIES, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

                                   ARTICLE V

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         Purchaser hereby represents and warrants to Seller as follows:

                  5.1 Organization. Purchaser is duly organized, validly existing and in good standing under the Laws of the Federative Republic of Brazil.

                  5.2 Authorization. Purchaser has the requisite power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of this Agreement by Purchaser have been, and the execution, delivery and performance of each other Transaction Document to which Purchaser is a party shall be, on or prior to the Closing Date, duly and validly authorized by all necessary corporate action on the part of Purchaser and no additional authorization on the part of Purchaser is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement.

                  5.3 Binding Effect. This Agreement has been, and each other Transaction Document will be, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and each other Transaction Document to which Purchaser is to be a party, when so executed and delivered, will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and to general principles of equity.

                  5.4 No Violations. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby, do not and will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser or any of its Affiliates, or (b) (i) violate any Law, Permit or Judgment applicable to Purchaser or any of its Affiliates or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Affiliates is a party, or by which Purchaser, any of its Affiliates or any of their respective properties or assets may be bound or affected, except (in the case of clause (b)(ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not materially impair Purchaser's ability to effect the Closing.

                  5.5 Financing. Purchaser has available to it sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                  5.6 Brokers and Finders. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or any Affiliate of Purchaser who might be entitled to any fee or commission from Purchaser or any Affiliate of Purchaser in connection with the transactions contemplated by this Agreement.

                  5.7 Vessels. As of the Closing Date, Purchaser will be, or will have nominated, a Citizen that will be qualified to purchase and document the Conquest under the Laws of the United States so as to permit Seller to transfer the Conquest and assign the Challenger Agreements to Purchaser or its nominee pursuant to the terms of this Agreement without contravention of the Shipping Act or any other requirements of United States maritime law.

                                  ARTICLE VI

                                   COVENANTS

                  6.1 Operation of the Business Between Signing and Closing. During the period from the date of this Agreement to the Closing (except as otherwise expressly provided for in this Agreement or as Purchaser shall otherwise consent to in writing, which consent shall not be unreasonably withheld, delayed or conditioned), Seller covenants and agrees (x) to operate the Business only in the ordinary course and consistent with past practice and
(y), except as described in Section 6.1 of the Seller Disclosure Schedule or as required by Law, during the period from the date of this Agreement to the
Closing:

                           (a) Seller shall, and shall cause each of its
Specified Affiliates to, (i) carry on the Business substantially in the manner heretofore conducted by Seller and its Specified Affiliates and (ii) use commercially reasonable efforts to (A) keep available to the Business the services of the Facility Employees and (B) maintain its relationships with suppliers, customers and others having business relations with Seller or such Specified Affiliate, as the case may be, that relate to the Business;

                           (b) Seller shall, and shall cause each of its
Specified Affiliates to, use, operate, maintain and repair the Facilities and the Conquest in a manner consistent with past practices;

                           (c) Seller shall, and shall cause each of its
Specified Affiliates to, not loan or borrow any money or otherwise incur any indebtedness that would constitute an Assumed Liability or that would impose any Lien on any Purchased Asset; provided, however, that the foregoing does not prohibit credit extended to customers in the ordinary course of business consistent with past practice or trades payables or other current expenses incurred in the ordinary course of business consistent with past practice;

                           (d) Seller shall, and shall cause each of its
Specified Affiliates to, not transfer, assign, lease or otherwise convey any interest in any property that would otherwise be a Purchased Asset (except for sales of Inventory in the ordinary course of business consistent with past practice);

                           (e) Seller shall, and shall cause each of its
Specified Affiliates to, not enter into any Lease or other Contract that would otherwise be a Purchased Asset and Assumed Liability (or modify or terminate any existing one) except to the extent required by this Agreement and except Contracts for the purchase of raw materials, products and supplies and the sale of Inventory entered into in the ordinary course of business consistent with past practice;

                           (f) Seller shall, and shall cause each of its
Specified Affiliates to, not (i) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of its employees to whom offers of employment will be made pursuant to Section 7.1, including any increase or change pursuant to any Plan, or (ii) establish or increase or promise to increase any benefits under any Plan in respect of the Facility Employees to whom offers will be made pursuant to Section 7.1, in either case except as required by Law or any collective bargaining agreement or involving ordinary increases consistent with the past practices;

                           (g) Seller shall, and shall cause each of its
Specified Affiliates to, not permit or allow any of the Purchased Assets to be subjected to any Lien, other than Permitted Liens or Liens that will be released at or prior to the Closing;

                           (h) Seller shall, and shall cause each of its
Specified Affiliates to, (i) not write down or write up the value of any Inventory or receivables or revalued any of the Purchased Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP or (ii) not fail to write down or write up the value of any Inventory or receivables or any of the Purchased Assets in accordance with GAAP;

                           (i) Seller shall, and shall cause each of its
Specified Affiliates to, not amend, terminate, cancel or compromise any material claims related to the Business or waive any other rights of substantial value to the Business or amend, modify or consent to the termination of any Assumed Contract or Seller's or any Specified Affiliate's rights thereunder;

                           (j) except as necessary to safeguard life, property
or the environment, Seller shall, and shall cause each of its Specified Affiliates to, not make any capital expenditure or commitment for any capital expenditure, in each case relating to the Business, in excess of $100,000 individually or $500,000 in the aggregate;

                           (k) Seller shall, and shall cause each of its
Specified Affiliates to, not make any Tax election or change any method of accounting, other than in the ordinary course of business consistent with past practice, or settle any Tax contest not involving federal income Taxes, in each case, with respect to the Purchased Assets or the Business; and

                           (l) Seller shall, and shall cause each of its
Specified Affiliates to, not enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

                  6.2      Access to Information.

                           (a) Beginning on the date of this Agreement and
ending on the Closing Date, Seller shall, and shall cause each of its Specified Affiliates to, cause its officers, employees and agents to (i) afford Purchaser and its authorized representatives reasonable access, during normal business hours and upon reasonable advance notice, to the offices, properties, plants, other facilities, books and records of Seller and the Specified Affiliates relating to the Business and to those officers, directors, employees, agents, accountants and counsel of the Seller and the Specified Affiliates who have any knowledge relating to the Business, (ii) furnish to Purchaser and its authorized representatives such additional financial and operating data and other information (or legible copies thereof) regarding the Business that is available with respect to the Business or the Purchased Assets as Purchaser may from time to time reasonably request, provided that Purchaser shall have no right to have access to, to be furnished with or to review any Tax Returns of Seller or any of its subsidiaries or Affiliates (other than any Tax Returns that are described in Section 2.1(a)(xiv)), and (iii) provide Purchaser and its authorized representatives access to the Real Property in order to conduct environmental assessments, provided that such environmental assessments shall not include any sampling or testing, and provided, further, that Purchaser and its authorized representatives shall not (A) have access to the Real Property or (B) communicate with any environmental Governmental Authority or any employees or representatives of Seller regarding any environmental matters relating to the Business or the Purchased Assets unless Dan Heintz or another authorized representative of Seller accompanies Purchaser or its authorized representatives on such visits to the Real property or participates with Purchaser or its authorized representatives with respect to such communications; provided, however, that if Dan Heintz or another authorized representative of Seller does not respond to a request by Purchaser to communicate with an environmental Governmental Authority within a reasonable period of time (which shall be no longer than four Business Days), Purchaser and its authorized representatives shall be able to communicate with any Governmental Authority without Dan Heintz or another authorized representative of Seller participating in such communication. Purchaser and its authorized representatives will conduct all such information gathering in a manner that will minimize any disruptions of the Business. Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to disclose information where such disclosure would violate or jeopardize any attorney-client privilege or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Both Seller and Purchaser will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                           (b) (i) Prior to the Closing, each of Purchaser or
any of Purchaser's Affiliates, agents, employees or representatives will hold and will cause its representatives to hold in strict confidence all documents and information concerning the Purchased Assets and the Business to the extent and in accordance with the terms and conditions of the Confidentiality Agreement and (ii) after the Closing, Purchaser shall promptly return to Seller all documents and information concerning the Excluded Assets and the Retained Liabilities furnished by Seller or any of Seller's Affiliates, agents, employees, or representatives (including all copies, if any) and shall hold in strict confidence all such documents and information to the extent and in accordance with the terms and conditions of the Confidentiality Agreement (except with respect to the NOx Technology as provided in Section 6.8(d)).

                  6.3      Commercially Reasonable Efforts.

                           (a) Upon the terms and subject to the conditions of
this Agreement, (i) each of Seller and Purchaser will cooperate and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Permits, consents, approvals and authorizations of all Governmental Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and (ii) Seller shall use its commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain all consents, authorizations or approvals, and to send all notices, required in connection with the assignment or transfer of any Permit, Assumed Contract or Lease to Purchaser as contemplated by this Agreement; provided, however, that Seller shall have no obligation to give any guarantee or other consideration in connection with any such consent, authorization or approval. Without limiting the generality of the foregoing, Seller and Purchaser shall cooperate with one another: (A) in the preparation and filing of any required filings under the applicable Environmental Laws; (B) in determining whether action by or in respect of, or filing with, any Governmental Authority is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any Assumed Contracts, in connection with the transactions contemplated by this Agreement; and (C) in seeking timely to obtain any such actions, consents, waivers or to make any such filings. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                           (b) Notwithstanding anything to the contrary
contained in this Agreement, this Agreement shall not constitute an agreement to transfer, sell or otherwise assign any of the Assumed Contracts or Leases that requires the consent of or notice to the other party thereto to avoid any breach or default thereunder, to the extent any required consent, approval or authorization in respect of such Contract, Lease or Permit obtained (collectively, the "Unassigned Contracts"). Without limitation of any right Purchaser or Seller may have not to consummate the transactions contemplated by this Agreement pursuant to Section 3.2(c) and if Purchaser and Seller waive such right and the Closing occurs, the beneficial interest in and to each Unassigned Contract shall in any event pass to Purchaser at the Closing, and Seller covenants and agrees to use commercially reasonable efforts to obtain the consent, approval or authorization to such Unassigned Contract as promptly thereafter as possible; provided, however, that Seller shall have no obligation to give any guarantee or other consideration in connection with any such consent, authorization or approval. If such consent, approval or authorization cannot be obtained, Seller shall use commercially reasonable efforts, in any lawful and economically reasonable arrangement to provide Purchaser with Seller's and its Specified Affiliates' entire interest in the benefits under each of the Unassigned Contracts. Seller shall, and shall cause each of its Specified Affiliates to, exercise or exploit their respective rights and options under all such Unassigned Contracts referred to in this Section 6.3(b) only as reasonably directed by Purchaser; provided, that, except in cases of gross negligence or willful misconduct on the part of Seller or its Specified Affiliates (or their respective officers, employees, agents or representatives), Purchaser shall be responsible, and shall indemnify, defend and hold harmless Seller and its Specified Affiliates hereunder from and against, for any liability or Damages to the extent incurred by Seller or any of its Specified Affiliates as a result of such direction. If and solely to the extent Seller provides the rights and benefits under an Unassigned Contract, Purchaser shall accept the burdens and perform the obligations under such Unassigned Contract as subcontractor of Seller or its Specified Affiliates to the extent such burdens and obligations would have constituted an Assumed Liability if such Unassigned Contract had been transferred to Purchaser at the Closing. Furthermore, if the other party(ies) to an Unassigned Contract subsequently consent to the assignment of such contract to Purchaser, Purchaser shall thereupon agree to assume and perform all Liabilities arising thereunder after the date of such consent, at which time such Unassigned Contract shall be deemed a Purchased Asset and the Liabilities so assumed thereunder shall be deemed Assumed Liabilities, without the payment of further consideration.

                           (c) In addition to the requirements set forth above
in this Section 6.3 (and subject to the limitations set forth therein), each of Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement, including the obtaining of all necessary waivers, consents and approvals and the fulfillment of each condition to the other party's obligations set forth in
Article III of this Agreement (it being understood and agreed that neither Seller nor Purchaser shall be required to expend any amounts, assume any obligations or incur any liabilities in connection with obtaining any third-party waivers, consents or approvals).

                  6.4 Government Notification. Seller and Purchaser have filed with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") pursuant to HSR Act, the notification and documentary material required in connection with the acquisition of the Purchased Assets by Purchaser, pursuant to this Agreement. Seller and Purchaser shall as soon as practicable, comply with any request for additional information and documentary practicable, comply with any request for additional information and documentary material received from the FTC or Antitrust Division and shall coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such request.

                  6.5 Bulk Transfer Laws. Without admitting the applicability of the bulk transfer Laws of any jurisdiction, each of Seller and Purchaser hereby waives compliance by the other party with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser (other than any obligations of Seller with respect to the application of the proceeds therefrom).

                  6.6 Public Announcements. Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall issue any such press release or make any such public statement without the prior approval of the other party to this Agreement, such approval not to be unreasonably conditioned, delayed or withheld, except as may be required by applicable Law or any securities exchange on which the securities of Seller or its Affiliates are listed.

                  6.7      Accounts Receivable; Receipts and Disbursements.

                           (a) Accounts Receivable. In the event that Seller
receives any payments relating to any Accounts Receivable (other than Intracompany Receivables) after the Closing, such payments shall be the property of, and shall be forwarded and remitted to Purchaser on a monthly basis. Seller shall advise Purchaser of any counterclaims or set offs of which it receives notice subsequent to the Closing with respect to any such Accounts Receivable.

                           (b) Intracompany Receivables. In the event that
Purchaser receives any payments after the Closing relating to any Intracompany Receivables, such payments shall be the property of, and shall be forwarded and remitted to Seller on a monthly basis. Notwithstanding the foregoing and for the avoidance of doubt, Seller shall not be obligated to, and shall not owe or make payments to Purchaser in respect of Intracompany Receivables, and Purchaser shall not be obligated to, and shall not owe or make any payments to Seller in respect of Intracompany Liabilities.

                  6.8      Transition Services.

                           (a) Services. In order to facilitate an orderly
transition of the Business to Purchaser, Seller agrees to provide to Purchaser in respect of the Business, as reasonably required by Purchaser, the following services:

                               (i) E-mail Services. Seller shall use
         commercially reasonable efforts, prior to the Closing Date, to assist Purchaser in transitioning the Transferred Employees to Purchaser's e-mail systems by (A) instructing the Transferred Employees how to save contact lists in the Lotus Notes system and transfer personal files to a central server, and (B) providing such contact lists and personal files to Purchaser.

                               (ii) Payroll Services. Seller shall use
         commercially reasonable efforts, prior to the Closing Date, to obtain from the applicable vendors the right to use the ADP payroll software and the eTime time clock software, and to obtain from SourceNet Solutions the permission to use its services, in each case for Seller or a newly-created Affiliate of Seller, on Purchaser's behalf, to continue processing payrolls for Transferred Employees (the "Payroll Services") for 60 days following the Closing Date or such earlier date that Purchaser shall designate to Seller (the "Payroll Transition Period"). Such Payroll Services shall be subject to the following conditions:

                                    (A) No new employees may be added to the
         Payroll Services during the Payroll Transition Period, and Purchaser shall promptly notify Seller of any Transferred Employees that are terminated by Purchaser. Seller and such Affiliate shall have no liability in connection with payments made to any such terminated Transferred Employees.

                                    (B) Purchaser must provide to Seller all
         required Federal, State, and Local Employer Identification Numbers, along with Purchaser's current unemployment rates, at least 15 Business Days prior to the Closing Date.

                                    (C) Seller or such Affiliate will not
         withhold benefit deductions from employee payrolls. Seller or such Affiliate will only withhold required federal, state, local and payroll taxes. At or before the Closing, Seller or such Affiliate will solicit from each Transferred Employee a new IRS Form W-4, to be effective as of Closing. Seller or such Affiliate will continue tax withholdings at the level in effect as of Closing for any Transferred Employee who does not properly complete such a new Form W-4.

                                    (D) Seller or such Affiliate will not be
         responsible for any payroll or human resources administrative issues in respect of the Transferred Employees, including updating employee addresses, tracking cost centers, processing salary increases, transferring employees between locations, tracking vacation or sick time or providing any type of benefits in respect of the period after the Closing Date.

                                    (E) Seller or such Affiliate shall provide
         the Payroll Services using Seller's existing payroll forms, including Seller's check stock, provided that Seller or such Affiliate may use appropriate disclaimers and/or other notices with respect to the fact that Seller or such Affiliate is providing the Payroll Services on Purchaser's behalf.

                                    (F) On a weekly basis, Seller or such
         Affiliate shall provide documentation to Purchaser of the Payroll amount to be processed for that week (including wages and applicable taxes) (the "Payroll Amount"). Purchaser shall execute a wire transfer for the Payroll Amount to Seller's account in immediately available funds by the end of business on the Business Day following the day Seller or such Affiliate provides documentation of the Payroll Amount. Seller's obligation to provide Payroll Services shall terminate immediately if Purchaser defaults on its obligations under this paragraph (F).

                               (iii) Procurement, Maintenance and Parts
         Inventory Services. Seller shall use its commercially reasonable efforts to allow continued use by Purchaser of the JDE procurement, maintenance and parts inventory software systems (A) at the Charlevoix Facility and the Dixon Facility for 60 days following the Closing Date and (B) the Terminals for 30 days following the Closing Date.

                           (b) Third Party Consents. If Seller and Purchaser
are unable to obtain any of the third party consents required for the services contemplated under this Section 6.8, each of Seller and Purchaser shall work together in good faith to find alternate means to provide Purchaser with the services contemplated in this Section 6.8; provided that neither Seller nor its Affiliates shall be required to make any payments or incur any out-of-pocket costs, obligations or liabilities in connection therewith, and Seller shall not be obligated to provide any service for which a required third-party consent is not obtained.

                           (c) Reimbursement. Purchaser shall reimburse Seller
for (i) the direct hourly or equivalent salary cost of the employee providing the services described in this Section 6.8, (ii) the hiring of temporary personnel from the payroll service provider, or other source, to set up the Employer Identification Numbers and transfer all the Transferred Employees to the new payroll service provider, (iii) all out of pocket costs and expenses in providing such services, including communications costs, (iv) a per employee pro rata share of Seller's or such Affiliate's allocated costs for providing the Payroll Services and (v) all transaction charges directly associated with Purchaser's payroll. Purchaser shall execute a wire transfer to Seller's account in the amount of reimbursement requested by Seller within three business days of receipt from Seller of the request.

                           (d) NOx Technology.

                               (i) Purchaser acknowledges that (A) Seller has developed certain technology that reduces NOx emissions by injecting water into a cement kiln flame (the "NOx Technology"), which technology is currently implemented at the Charlevoix Facility, (B) the NOx Technology is an Excluded Asset, (C) the NOx Technology is the proprietary and confidential information of Seller, and (D) except as set forth in this Section, Purchaser is acquiring no rights in the NOx Technology.

                               (ii) Within 90 days after the Closing Date,
         Purchaser shall remove the NOx Technology from all facilities owned or controlled by Purchaser or its Affiliates.

                               (iii) Absent a written license agreement from Seller, neither Purchaser nor any of its Affiliates may implement the NOx Technology, or any improvement or derivative thereof, at any facility owned or controlled by Purchaser or its Affiliates for the longer of (A) any period in which Seller or its assignee owns or controls any United States patent that would be infringed by the use of the NOx Technology, including the Current NOx Patent Application (and any patents claiming priority therefrom, and any divisions, continuations, reissues, reexaminations, extensions and renewals thereof) and (B) five years and after such five-year period, the shorter of (1) any period in which Seller or its assignee owns or controls any United States patent application that relates to the NOx Technology, including the Current NOx Patent Application (and any patent applications claiming priority therefrom, and any divisions, continuations, reissues, reexaminations, extensions and renewals thereof) and (2) eight years. Upon Seller's request, the senior officer for Purchaser's United States operations shall certify Purchaser's compliance with the provisions of this Section 6.8(d).

                               (iv) With respect to the NOx Technology, the provisions of Section 6.16 shall survive the termination of this Agreement indefinitely, provided that information disclosed in any United States patent or patent application that is made available for public examination by the United States Patent and Trademark Office shall no longer be deemed the confidential information of Seller.

(e) Release From Liability. Except in the case of gross negligence or willful misconduct on the part of Seller or its Affiliates (or their respective officers, employees, agents and representatives), Purchaser does hereby release and forever discharge Seller and its Affiliates and any of their respective present, future and former agents, representatives, attorneys, and associates and their respective predecessors, successors, assigns, with respect to, and shall indemnify, defend and hold harmless each such Person from and against, any matter, liability or cause of action, arising out of or in any way relating to, directly or indirectly, any of the matters described in this Section 6.8.

                  6.9      Like-Kind Exchange.

                           (a) Seller, upon providing written notice at least
30 calendar days prior to Closing Date, may, with respect to some or all of the Purchased Assets, elect to effect a simultaneous or non-simultaneous tax-deferred exchange pursuant to Section 1031 of the Code and the regulations thereunder. Purchaser expressly agrees to use reasonable efforts to cooperate with Seller, upon Seller's reasonable request, in connection with any such exchange, including by executing any and all documents, including escrow instructions or agreements and consenting to Seller's assignment of its rights hereunder to an exchange entity, which are reasonably necessary to carry out such an exchange. Any and all representations, obligations, agreements, warranties and covenants made by Seller to Purchaser in connection with this Agreement shall remain in full force and effect and continue to inure to the benefit of Purchaser, notwithstanding any assignment of this Agreement to a third party in connection with such Section 1031 exchange. Nothing in this
Section 6.9 shall in any manner relieve Seller from any of its obligations under this Agreement, and Seller shall remain primarily liable to Purchaser pursuant to the terms of this Agreement.

                           (b) Purchaser's obligation to cooperate in a Section
1031 exchange is conditioned upon each of the following: (i) Purchaser shall not be required to incur any additional costs, expenses or Liabilities (including professional fees and transfer taxes) as a result of, or in connection with, any action taken by Purchaser under Section 6.9(a) or such
Section 1031 exchange, and Seller shall indemnify and hold Purchaser harmless from any Damages or any other cost, expense, liability or loss of Tax benefits incurred by Purchaser in connection with any action taken by Purchaser under
Section 6.9(a) or such Section 1031 exchange, (ii) the Closing shall not be delayed as a result of such Section 1031 exchange, (iii) all acknowledgments, releases, representations, warranties, covenants and agreements made by Seller (as set forth in this Agreement) shall remain in full force and effect in favor of Purchaser as if such Section 1031 exchange had not been made and (iv) Purchaser shall not be required to hold legal title to any assets other than the Purchased Assets.

                  6.10     Insurance; Risk of Loss.

                           (a) Purchaser acknowledges that the Retained
Policies will not continue to insure the Purchased Assets or the Business after the Closing Date. Purchaser hereby further acknowledges (and acknowledges on behalf of its Affiliates) that after the Closing Date, if the Business suffers any casualty or loss for which Purchaser is responsible under the terms of this Agreement, such loss shall be payable solely from any substitute policies to be obtained by the Purchaser. Each of Purchaser and Seller shall, and shall cause its Affiliates to, not assert any claim with respect to indemnified Damages under insurance policies maintained by the other party or any subsidiary, division or Affiliate of the other party. Except as Seller shall otherwise consent to in writing (which consent shall not be unreasonably withheld, delayed or conditioned), such substitute policies shall include a waiver of any rights of subrogation that the insurance carriers underwriting such policies may have against Seller or Seller's Affiliates or under the Retained Policies.

                           (b) Except as set forth in this Section 6.10(b), the
risk of loss or damage by fire or other casualty to any of the Owned Real Property or Tangible Personal Property before the Closing is retained by Seller. In the event that any of the Owned Real Property or Tangible Personal Property shall suffer any damage as a result of a fire or other casualty prior to the Closing (each such event, a "Casualty Loss"), in addition to and without limitation of any right of Purchaser not to consummate the transactions contemplated by this Agreement pursuant to Section 3.4, Seller agrees to, at its option, (i) repair the damage at its sole cost and expense before the Closing, or (ii) make an appropriate reduction in the Purchase Price herein set forth based on Seller's good faith estimate for the cost of such repair, or
(iii) assign to Purchaser at Closing all insurance claims and proceeds payable to Seller as a result of such fire or other casualty, and to the extent the costs of repair for the applicable Casualty Loss are in excess of the insurance proceeds, the Purchase Price will be appropriately reduced only to the extent of such excess costs (each a "Casualty Loss Election"). Notwithstanding the foregoing, in the event that Seller's good faith estimate of the cost of repairing any Casualty Loss does not exceed $50,000 and Seller makes a Casualty Loss Election under subclause (iii), there shall be no adjustment of the Purchase Price regardless of whether the insurance proceeds are sufficient to cover the Casualty Loss. In addition to its right to make a Casualty Loss Election pursuant to the foregoing, in the event that Seller's good faith estimate of the cost of repairing any Casualty Loss exceeds $2,500,000 (the "Threshold Damage Amount"), Seller shall also have the right, exercisable in its sole discretion, to terminate this Agreement unless Purchaser waives any rights it may have against Seller in respect of such Casualty Loss (a "Casualty Termination Election"), in which case Seller and Purchaser shall have not further obligations under this Agreement (other than obligations that are expressly intended to survive the termination of this Agreement). In the event that any of the Owned Real Property or Tangible Personal Property shall suffer a Casualty Loss prior to the Closing, Seller shall deliver a written notice thereof to Purchaser on or before the earlier of (i) ten days after Seller obtains Knowledge of the damage or (ii) the Closing Date, which written notice shall include Seller's good faith estimate of the cost to repair such damage and an identification of Seller's Casualty Loss Election or Casualty Termination Election, as the case may be. In the event that Seller fails to timely deliver notice of its election to Purchaser, (A) if Seller's good faith estimate of the cost of repairing the Casualty Loss does not exceed the Threshold Damage Amount, Seller shall be deemed to have made a Casualty Loss Election pursuant to clause (iii) above or (B) if Seller's good faith estimate of the cost of repairing the Casualty Loss exceeds the Threshold Damage Amount, Seller shall be deemed to have made a Casualty Termination Election and Seller subsequently notifies Purchaser of such Casualty Loss prior to the Closing (and the Closing does not occur). Seller shall have no right to terminate this Agreement pursuant to this Section 6.10(b) if Seller's good faith estimate of the cost to repair the damage does not exceed the Threshold Damage Amount.

                           (c) Except as set forth in this Section 6.10(c), the
risk of loss or damage to the Owned Real Property by condemnation before the Closing is retained by the Seller. In the event any condemnation proceeding is commenced with respect to the Owned Real Property, in addition to and without limitation of any right of Purchaser not to perform its obligations under this Agreement pursuant to Section 3.4(f), Seller shall assign to Purchaser at the Closing all of Seller's right, title and interest in and to all awards made in respect of such condemnation and shall pay over to the Purchaser all amounts theretofore received by Seller in connection with such condemnation.

                           (d) Upon the Closing, the full risk of loss with
respect to the Owned Real Property and the Tangible Personal Property shall pass to, and be assumed by, Purchaser.

                  6.11 Intracompany Arrangements. Notwithstanding any other provision herein (other than Section 6.8), as of the Closing, all services, commitments or other arrangements that existed pre-Closing among the Business and other businesses of Seller or Seller's Affiliates shall cease.

                  6.12 Retained Names. To the extent any of the Retained Names appear on any plants, buildings, signs, equipment or other structures that constitute Purchased Assets, Purchaser shall, within 60 calendar days after the Closing Date, remove or obliterate, or cause to be removed or obliterated, the Retained Names from such plants, buildings, signs, equipment or other structures. Seller shall use commercially reasonable efforts to remove, or cause to be removed, from the Real Property on or prior to the Closing all stationery, business forms, packaging, containers and other similar personal property on which any of the Retained Names appear; provided, however, to the extent any such items are inadvertently left on the Real Property, Purchaser shall not use any such items without first removing or obliterating, or causing to be removed or obliterated, the Retained Names from such materials. For the avoidance of doubt, except as set forth in this Section 6.12, Purchaser shall have no rights to, and shall not use in any manner, the Retained Names on or after the Closing.

                  6.13     Owen Sound Terminal.

                           (a) The parties acknowledge that CMC, in accordance
with its obligations under Section 11.2 of the Cement Supply & Distribution Agreement (the "Miller Supply Agreement"), dated as of December 18, 1989, by and among CMC, Miller Cement Limited (f/k/a 835675 Ontario Limited) and Miller Paving Limited ("Miller"), has delivered to Miller a notice of Seller's receipt of Purchaser's offer to purchase the Owen Sound Terminal for a purchase price of $20 million and on the other terms and subject to the conditions set forth in this Agreement that relate to the Owen Sound Terminal. In the event that Miller exercises its right, in accordance with the Miller Supply Agreement, to purchase the Owen Sound Terminal on the terms and subject to the conditions set forth in such notice:

                               (i) the Owen Sound Terminal shall no longer be deemed to be a "Terminal" for purposes of this Agreement;

                               (ii) the Owen Sound Terminal shall no longer be deemed to be part of the Owned Real Property;

                               (iii) the Purchase Price shall be $369,200,000;

                               (iv) the current assets and current liabilities of the Owen Sound Terminal shall be disregarded for purposes of the Preliminary Closing Statement and the Final Closing Statement;

                               (v) the Base Working Capital shall be
         $28,461,000;

                               (vi) all items relating solely to the Owen Sound Terminal set forth in the Seller Disclosure Schedule shall be disregarded, and for purposes of this Agreement (including Section 3.4(a) and Article VIII), Seller's representations and warranties set forth in Article IV shall be deemed to have been made without reference to the Owen Sound Terminal and, for avoidance of doubt, the representations and warranties of Seller set forth in Article IV shall not be deemed untrue or incorrect as of the date of this Agreement by virtue of the exercise by Miller of its right to purchase the Owen Sound Terminal under the Miller Supply Agreement, or by virtue of any matter relating to the Owen Sound Terminal; and

                               (vii) the definition of "Restricted Cement
         Region" set forth in Section 1.1 shall be deleted in its entirety and the following language shall be substituted in lieu thereof:
         "Restricted Cement Region" means (i) the State of Michigan and (ii) the areas that fall within a 150 mile radius around each of (A) the Dixon Facility, and (B) the Terminals located in the cities of Milwaukee, Manitowoc and Green Bay, Wisconsin."

                           (b) Each of Seller and Purchaser shall pay one-half
of the CDN$750,000 fee required to be paid by CMC pursuant to Section 11.2 of the Miller Supply Agreement.

                  6.14 Maintenance of Indemnification Rights. Purchaser shall not, and shall cause each of its Affiliates and subsidiaries to not, take or fail to take any action that would limit or otherwise adversely affect any indemnification rights of Seller, Seller's Affiliates and their respective directors, officers, shareholders, attorneys, accountants, agents and employees, and their respective heirs, successors and assigns would have been entitled to under the Dixon Purchase Agreement had the transactions contemplated by this Agreement not occurred.

                  6.15     Vessels.

                           (a) Prior to the Closing, Purchaser shall, or shall
cause each of its Affiliates to, use its commercially reasonable efforts to take all actions necessary to establish, or nominate, a Person that is a Citizen and qualified to purchase and document the Conquest under 46 U.S.C. ss. 12102(a)(4) so as to permit Seller to transfer the Conquest and assign the Challenger Agreements to Purchaser or its nominee pursuant to the terms of this Agreement without contravention of the Shipping Act or any other requirements of United States maritime law.

                           (b) The Seller or its Specified Affiliate shall
deliver the Conquest to the Purchaser or its nominee in class with all equipment, machinery, items of outfit and spares, bunkers, any unused lubricating oils and other materials on board, together with all equipment and spare parts specific and exclusive to the Conquest stored on shore.

                  6.16 Confidentiality. From and after the Closing, Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors (collectively, the "Seller Representatives") to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) any information primarily relating to the Business, including trade secrets, processes, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations and methods, (b) in the event that Seller or any of the Seller Representatives becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 6.16, and in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 6.16, furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and
(c) except with respect to copies allowed under Section 2.1(a)(ix), promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Purchaser all such confidential information (in whatever form or medium) then in the possession of Seller or any of the Seller Representatives and destroy any and all additional copies then in the possession of Seller or any of the Seller Representatives of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this Section 6.16 shall not apply to any information
(v) that is or becomes generally available to the public other than as a result of a disclosure by Seller or any of the Seller Representatives, (w) that becomes available to Seller or any of the Seller Representatives on a non-confidential basis from a source that did not acquire such information from Seller or Purchaser on a confidential basis, (x) to the extent reasonably necessary for Seller to retain, perform and/or discharge any Retained Liability, provided Seller exercises reasonable efforts to obtain reasonable assurance that confidential treatment is accorded such information so disclosed, or (y) that is disclosed in connection with the prosecution or defense of a dispute between Purchaser and Seller with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby.

                  6.17 Notice of Developments. Prior to the Closing, each of Seller and Purchaser shall promptly notify the other in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement that has resulted in a breach of a representation or warranty or covenant of Seller or Purchaser, as the case may be, in this Agreement in a manner that would cause a condition set forth in Section 3.2, 3.3 or 3.4, as the case may be, not to be satisfied.

                  6.18     Non-Competition.

                           (a) Non-Compete.

                               (i) Subject to Section 6.18(b), during the five-year period immediately following the Closing Date (the "Restricted Period"), neither Seller nor any Affiliate of Seller (for so long during such period as such Person shall remain an Affiliate of Seller) shall actively sell or distribute (including through any distributorship arrangement to resell bulk gray portland cement on behalf of Seller or any of its Affiliates) gray portland cement for delivery in the Restricted Cement Region (the "Restricted Cement Business").

                               (ii) Subject to Sections 6.18(b)(v) and
         6.18(b)(vi), during the Restricted Period, neither Seller nor any Affiliate of Seller (for so long during such period as such Person shall remain an Affiliate of Seller) shall construct and commence commercial operation of (A) a gray portland cement manufacturing facility in the Restricted Building Region or (B) a gray portland cement terminal in the area that falls within a 20 mile radius around the Cleveland Terminal; provided, however, that the foregoing restriction shall not apply with respect to the operation of any manufacturing facility or gray portland cement terminal (or the prosecution or completion of construction or development, or commencement of commercial operation, of any project in respect of such facility or terminal) of any Person that engages in the Restricted Cement Business (or any of such Person's Affiliates or subsidiaries) acquired in accordance with Section 6.18(b).

                               (iii) Nothing contained in this Agreement shall be construed to prohibit Seller or any of its Affiliates or subsidiaries from engaging in any businesses other than the Restricted Businesses.

                           (b) Exceptions. Nothing contained in this Agreement
shall prohibit Seller or any of its subsidiaries or Affiliates from:

                               (i) acquiring (whether by merger, consolidation, stock or asset purchase or other similar transaction) or holding any or all of the shares of capital stock or any or all of the partnership or other equity interest in, or all or substantially all of the business or assets of, any Person that engages in the Restricted Cement Business if such Restricted Cement Business does not constitute a Significant Restricted Business. In such event, the conduct of such Restricted Cement Business shall not be prohibited by this Agreement;

                               (ii) acquiring or holding shares of capital stock or a partnership or other equity interest in any Person that engages in the Restricted Cement Business if such Restricted Cement Business constitutes a Significant Restricted Business, where such shares or interest represent no more than (A) 10% of the outstanding voting power, or 15% of the outstanding equity interest, in such Person, if such Person does not have any class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (B) 15% of the outstanding voting power or equity interest in such Person, if such Person has any class of equity securities registered under the Exchange Act; provided, however, that in each such case, such shares or interests are purchased and/or held solely for investment purposes and Seller has no management or similar rights with respect to such Person, provided that, notwithstanding the foregoing, Seller will be able to possess rights customarily held by a minority investor (including the right to appoint no more than one member of the board of directors of such Person);

                               (iii) acquiring (whether by merger,
         consolidation, stock or asset purchase or other similar transaction) all or substantially all of the shares of capital stock of, or all or substantially all of the partnership or other equity interest in, or all or substantially all of the assets or business of, any Person that engages in the Restricted Cement Business where such Restricted Cement Business constitutes a Significant Restricted Business; provided, however, that, solely in the case of the acquisition of a Significant Restricted Business, if either (A) the total sales of such Significant Restricted Business during the most recently completed fiscal year exceeded $70,000,000, or (B) the total revenues derived from such Significant Restricted Business during the most recently completed fiscal year exceeded 50% of such Person's total revenues during the most recently completed fiscal year, then Seller shall use reasonable efforts to sell to an unaffiliated third party within 12 months after such acquisition such portion of the business or operations of such Significant Restricted Business as shall be necessary so that the revenues derived from the remaining Restricted Cement Business of such Person following such sale would not constitute more than (x) $70,000,000 or (y) 50% of the pro forma total revenues of such Person during the most recently completed fiscal year, as the case may be (in each case, after giving effect to such sale); provided, further, however, that notwithstanding the foregoing, there shall be no such divestiture obligation if the transaction in which such Significant Restricted Business was acquired constituted a Significant Business Combination Transaction. In each such event, the conduct of such Restricted Cement Business pending such sale and the conduct of such remaining Restricted Cement Business following such sale shall not be prohibited by this Agreement;

                               (iv) engaging in (A) any sales of gray portland cement to, or swaps of gray portland cement with, other cement companies ("industry transactions") or (B) the Restricted Cement Business solely to the extent Seller or any of its Affiliates is selling gray portland cement to any Person for which Seller or any of its Affiliates then has an account if no more than 20% of the cement purchased by such Person (not to exceed 25,000 tons per annum) is purchased for use in the Restricted Cement Region;

                               (v) entering into an agreement providing for, or from consummating, a Significant Business Combination Transaction, and in the event that Seller or any of its subsidiaries or Affiliates consummates any Significant Business Combination Transaction, then nothing contained in this Agreement shall prohibit Seller or any of its Affiliates or subsidiaries (including, in each case, any such Person who shall be a successor, by merger or otherwise, to Seller or any of its subsidiaries or Affiliates or to all or substantially all of the business or assets of any of the foregoing in connection with or at any time after such Significant Business Combination Transaction) from (A) engaging in the Restricted Cement Business, if the other party to such Significant Business Combination Transaction or any of its Affiliates or subsidiaries is engaged in the Restricted Cement Business at the time of such transaction, or (B) taking any action that would otherwise be prohibited under Section 6.18(a)(ii); or

                               (vi) entering into an agreement providing for, or from consummating, a Change of Control Transaction, and in the event that Seller or any of its subsidiaries or Affiliates consummates any Change of Control Transaction, then nothing contained in this Agreement shall prohibit the other party to such transaction or any of its subsidiaries or Affiliates (including, in each case any such Person who shall be a successor, by merger or otherwise, to Seller or any of its subsidiaries or Affiliates or to all or substantially all of the business or assets of any of the foregoing in connection with or at any time after such Change of Control Transaction) from (A) engaging in the Restricted Cement Business or (B) taking any action that would otherwise be prohibited under Section 6.18(a)(ii).

                           (c) Non-Solicitation. Except with respect to
Non-Transferred Employees, as a separate and independent covenant, Seller agrees with Purchaser that, for a period of five years following the Closing, Seller will not in any way, directly or indirectly, interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business, or induce or attempt to induce any of them to leave the employ of Purchaser or any of its Affiliates or violate the terms of their contracts, or any employment arrangements, with Purchaser or any of its Affiliates; provided, however, that (i) the foregoing will not prohibit a general solicitation or general advertisement that is not directed to such employees, and (ii) in the event that Seller or any of its subsidiaries or Affiliates consummates any Significant Business Combination Transaction or Change of Control Transaction, then the foregoing shall not apply to the other party to such transaction or any of its subsidiaries or Affiliates (including, in each case any such Person who shall be a successor, by merger or otherwise, to Seller or any of its subsidiaries or Affiliates or to all or substantially all of the business or assets of any of the foregoing in connection with, or at any time after, such Significant Business Combination Transaction or Change of Control Transaction, as the case may be).

                           (d) Seller acknowledges that the covenants of Seller
set forth in this Section 6.18 are an essential element of this Agreement and that, but for the agreement of Seller to comply with these covenants, Purchaser would not have entered into this Agreement. Seller acknowledges that this
Section 6.18 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provisions in this Agreement by Purchaser or any Affiliates or, with respect to the Conquest, the nominee, of Purchaser unless a Governmental Authority determines that Seller's non-compliance with this Section 6.18 is an appropriate remedy for any breach of this Agreement by Purchaser or any Affiliates or, with respect to the Conquest, the nominee, of Purchaser. Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 6.18 are reasonable and proper. Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 6.18 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

                  6.19 White Oak Litigation. Seller agrees that, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), it shall not enter into any settlement with the Dixon Township in connection with the lawsuit filed in September 2004 in the Circuit Court of the Fifteenth Judicial Circuit in Lee County, Illinois.

                  6.20 Charlevoix Landfill Operating License. Each of Seller and Purchaser acknowledge that: (a) Seller has received a Solid Waste Disposal Area Operating License for the operation of a Type III Low Hazard Industrial Landfill ("Charlevoix Landfill"), License No. 9069, in connection with the Charlevoix Facility ("Charlevoix Landfill Operating License"), such license being necessary to operate the Charlevoix Landfill; (b) the Charlevoix Landfill Operating License is not transferable to Purchaser; and (c) there exists an escrow account known as the Perpetual Care Fund (the "Landfill Account"), which was established pursuant to that certain Solid Waste Landfill Perpetual Care Fund Escrow Agreement dated as of December 14, 1998, by and between Southdown, Inc., the Michigan Department of Environment Quality and National City Bank of Indianapolis, IN, as escrow agent, the value of such account to be determined as of the Closing Date, which value shall be the price of this Purchased Asset. The parties agree that: (x) on or before the Closing Date, the Landfill Account shall be transferred to Purchaser or its designees as part of the Purchased Assets; (y) on or before the Closing Date, the parties shall perform whatever actions are necessary to transfer the benefits of the Landfill Account to Purchaser, including entering into an amendment of the agreement governing the Landfill Account transferring Seller's interest in such account to Purchaser or its designees; and (z) if Purchaser is not able to obtain a license to operate the Charlevoix Landfill on or before the Closing Date, Purchaser and Seller shall, in accordance with Section 6.3(c) hereof, work together in good faith to facilitate Purchaser's ability to operate the Charlevoix Landfill, including entering into an agreement providing that Purchaser shall act as Seller's agent with respect to the operation of the Charlevoix Landfill until such time as Purchaser obtains its own operating license for the Charlevoix Landfill or receives a final denial of its application for an operating license.

                                  ARTICLE VII

                                EMPLOYEE MATTERS

                  7.1 Offers of Employment. No more than 21 and at least three days before the Closing Date, Purchaser shall offer employment to (a) at least 85% of the Facility Employees in the aggregate and (b) at least 85% of the Facility Employees employed in each of the Dixon Facility and the Charlevoix Facility. In making hiring determinations pursuant to this Section 7.1, Purchaser shall comply with all applicable Laws respecting employment offers and hiring, including the National Labor Relations Act, Title VII of the Civil Rights Act or 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act. Seller shall provide Purchaser and its representatives reasonable access to the Facility Employees to assist Purchaser in its determination. Purchaser agrees that following the Closing Date, it shall maintain employee benefit and compensation plans, programs and arrangements for the benefit of the Transferred Employees (as defined below) that in the aggregate provide a level of compensation and benefits that is substantially similar to the level provided under the corresponding employee benefit plans and arrangements of Purchaser or its Affiliates that are applicable to their respective similarly situated employees, or, as applicable, in accordance with the terms and conditions of any Assumed Collective Bargaining Agreement. Each Facility Employee who receives an offer and accepts such offer of employment shall be referred to herein as a "Transferred Employee," and each other Business Employee (including those individuals identified on Section 4.12(a) of the Seller Disclosure Schedule and the Facility Employees who do not receive offers of employment from Purchaser) shall be referred to herein as a "Non-Transferred Employee," provided, however, that in the event a Transferred Employee fails to pass the drug test(s) given by the Purchaser in the ordinary course of hiring new employees and in accordance with applicable Law, such Transferred Employee shall be deemed a Non-Transferred Employee for all purposes of this Agreement. Seller shall terminate the employment of each Transferred Employee effective as of 11:59 p.m. on the Closing Date. Purchaser shall inform Seller not later than one Business Day after the Closing Date of the identity of the Transferred Employees, subject to subsequent updates based on the foregoing.

                  7.2      Employee-Related Obligations and Costs.

                           (a) Subject to Section 8.11, Seller agrees to remain
obligated for expenses in connection with (i) any claim of a Business Employee arising under the workers' compensation laws of any state (a "Worker's Compensation Claim") that was incurred on or prior to the Closing Date and (ii) any Worker's Compensation Claim of a Non-Transferred Employee that was incurred prior to, on or after the Closing Date. Effective as of the day following the Closing Date, Purchaser shall assume all obligations and Liabilities for all Worker's Compensation Claims arising from events occurring after the Closing Date with respect to any Transferred Employee. A Worker's Compensation Claim is deemed to be incurred when the facts and events giving rise to such claim occur.

                           (b) Seller agrees to remain obligated to provide
continuation health care coverage (including the issuance of any required notices), in accordance with Section 4980B of the Code and Section 601 et seq. of ERISA ("COBRA"), to all Business Employees and their qualified dependents and beneficiaries (x) who incur a qualifying event on or prior to the Closing Date and (y) to whom Seller is on the Closing Date providing such continuation coverage or under an obligation to provide such continuation coverage at the election of the Business Employee, including solely as a result of the transactions contemplated by this Agreement. Seller also agrees to remain obligated to provide continuation coverage to all Non-Transferred Employees and their qualified dependents and beneficiaries (x) who incur a qualifying event prior to, on and after the Closing Date and (y) to whom Seller is on the Closing Date providing such continuation coverage or under an obligation to provide such continuation coverage at the election of the Non-Transferred Employee. Purchaser shall have responsibility for any and all obligations under COBRA with respect to any Transferred Employees and their qualified dependents and beneficiaries who incur qualifying events following the Closing Date.

                           (c) Effective as of the day following the Closing
Date, Purchaser shall be responsible for (i) any Liability arising under the WARN Act and any state or local equivalent in connection with the termination of the employment of any Transferred Employee by Purchaser after the Closing Date, (ii) issuance of any notices required by the WARN Act with respect to the termination of any Transferred Employee after the Closing Date and (iii) any obligation with respect to the Transferred Employees under any applicable state or local equivalent arising or accruing after the Closing Date. Seller shall be responsible for any Liability arising under the WARN Act and any state or local equivalent in connection with the termination of the employment of any Business Employee prior to or on the Closing Date and with the termination of employment of any Non-Transferred Employee prior to, on or after the Closing Date. Each of Seller and Purchaser shall cooperate to the extent necessary in determining such other party's duties under the WARN Act and any state or local equivalent.

                  7.3 Severance. Seller shall remain solely responsible for all Liabilities and claims with respect to severance as a result of or related to the termination of employment of a Facility Employee prior to the Closing (including severance (if any) payable to any Transferred Employee as a result of the termination of employment with Seller or any of its Affiliates as a consequence of the transactions contemplated hereby, or in the event a Facility Employee who receives an offer of employment from Purchaser does not accept such offer), and any such severance claims shall not count against the Seller's Severance Cap. Seller shall also remain responsible for all Liabilities and claims with respect to severance for (a) each Non-Transferred Employee who is not offered employment with Purchaser because of the Non-Transferred Employee's failure to pass a required, lawfully-administered drug test, (b) up to an additional 15 Non-Transferred Employees (at an average severance rate for all of the Non-Transferred Employees whose employment is terminated, excluding a termination as a result of clauses (a) or (c) in this
Section 7.3), and (c) each of the individuals listed on Section 4.12(a) of the Seller Disclosure Schedule (collectively (a), (b) and (c) are referred herein as "Seller's Severance Cap"). Subject to the foregoing and once Seller's Severance Cap has been met, Purchaser shall promptly reimburse Seller, upon written demand, for all Liabilities with respect to all other severance for Non-Transferred Employees. Purchaser shall also be responsible for all Liabilities and claims with respect to severance for any Transferred Employee as a result of any termination of employment with the Purchaser or one of its Affiliates following the Closing. Any severance paid in accordance with the immediately preceding sentence shall be in accordance with Purchaser or one of its Affiliates' severance benefit plans as in effect at the time of the termination of employment, or, as applicable, in accordance with the terms and conditions of any Assumed Collective Bargaining Agreement.

                  7.4 Service Credit. As of the day immediately following the Closing Date, Purchaser shall, and shall cause its Affiliates to, credit Transferred Employees with all service with Seller and its Affiliates for purposes of eligibility and vesting (but not for purposes of benefit accruals, other than with respect to vacation benefits) under any employee benefit plans, programs, agreements or arrangements maintained by Purchaser or its Affiliates, to the extent such service was recognized by the Seller immediately prior to the Closing Date, provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefits. Effective as of 11:59 p.m. on the Closing Date, each Transferred Employee shall cease to accrue benefits, earn service credit or otherwise actively participate under any employee benefits plan, program, agreement or arrangement maintained by Seller or any of its Affiliates.

                  7.5 Welfare Plans.Purchaser shall (a) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date and (b) provide each Transferred Employee with credit for any payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the Transferred Employee is eligible to participate in after the Closing Date.

                  7.6 Bonuses. As soon as practicable after December 31, 2004, Seller shall pay to each Transferred Employee a bonus (but only if payable and not already paid) pursuant to any annual bonus plan maintained by Seller or its Affiliates for Transferred Employees in respect of 2004, including Seller's Plant Employee Compensation Plan and Seller's Logistics Incentive Plan, in any event determined without regard to any requirement otherwise applicable under such plan that a Transferred Employee be employed by Seller on the date the bonus payment is made.

                                  ARTICLE VIII

                           SURVIVAL; INDEMNIFICATION

                  8.1      Survival of Representations and Warranties.

                           (a) The covenant Seller made pursuant to Section
6.17 and the representations and warranties of Seller contained in this Agreement shall survive for a period of 18 months following the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 4.1, 4.2, 4.3, 4.9(d), 4.9(e) and 4.15 shall survive indefinitely,
(ii) the representations and warranties made pursuant to Section 4.14 shall survive until 60 days after the expiration of the relevant statute of limitations for the assessment or collection of any Tax and (iii) the representations and warranties made pursuant to Sections 4.12 and 4.13 shall survive the Closing until the third anniversary of the Closing Date. Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Purchaser. If written notice of a claim, which sets forth the facts that Purchaser believes, in good faith, constitute a reasonable basis for indemnification, has been given prior to the expiration of the applicable representations and warranties by Purchaser to Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                           (b) The covenant Purchaser made pursuant to Section
6.17 and the representations and warranties of Purchaser contained in this Agreement shall survive the Closing for a period of 18 months following the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 5.1, 5.2, 5.3 and 5.6 shall survive indefinitely. Neither the period of survival nor the liability of Purchaser with respect to Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Seller. If written notice of a claim, which sets forth the facts that Seller believes, in good faith, constitute a reasonable basis for indemnification, has been given prior to the expiration of the applicable representations and warranties by Seller to Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                  8.2 Indemnification by Seller. From and after the Closing and subject to the provisions of this Article VIII, Seller agrees to pay and to indemnify, defend and hold Purchaser and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims and/or losses, Liabilities, damages, judgments, settlements, costs and expenses (including interest and penalties recovered by a third party with respect thereto, reasonable attorneys' fees, and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any rights, but excluding, unless payable to a third party, punitive, exemplary, special losses or damages) (collectively, "Damages") arising out of or relating to any of the following:

                           (a) Excluded Liabilities. Any Excluded Liability;

                           (b) Representations and Warranties. Any breach of
any representation or warranty made by Seller in Article IV of this Agreement, the Deeds or the certificate to be delivered by Seller at the Closing pursuant to Section 3.4(c) (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Material Adverse Effect" set forth therein);

                           (c) Covenants. Any breach of any covenant or
agreement of Seller contained in this Agreement or the other Transaction Documents;

                           (d) Allocation. The failure by Seller to report the
sale of the Purchased Assets in accordance with the Final Allocation;

                           (e) Other Environmental Matters. The Environmental
Cost-Sharing Matters, subject to any relevant and applicable provisions of this Agreement, including the limitations and conditions set forth in Section 8.8;

                           (f) Detroit Terminal. Except as provided in the
Detroit Lease Agreement, Liabilities with respect to claims and/or Damages of unaffiliated third parties arising from, or related to, Purchaser's operation of the Detroit Terminal, except to the extent any such Liabilities (i) are caused by the negligence, gross negligence or willful misconduct of Purchaser, any of its Affiliates or any of their respective employees, representatives or agents (excluding, for this purpose, any employee, representative or agent of Seller or any of its Affiliates) or (ii) relate to portland cement sold by Purchaser and its Affiliates, including product liability claims for personal injuries, property damages or other losses (such exceptions, collectively, the "Purchaser Detroit Liabilities");

                           (g) Bulk Transfers. Liabilities arising from or
related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement (notwithstanding the waiver contained in Section 6.5); and

                           (h) Charlevoix PSD Matter. Any fines and penalties
arising out of certain changes at the Charlevoix Facility undertaken during outages in 2003 and 2004 that may be subject to enforcement, as described in
Section 2.2(a)(viii) of the Seller Disclosure Schedule, Charlevoix Facility, item D. (the "Charlevoix PSD Matter"), and (ii) the reasonable costs associated with the defense thereof, but only to the extent attributable to the period of Seller's ownership or operation of the Charlevoix Facility and subject to the limitations set forth in Section 8.4(f) (collectively, the "PSD Damages"). The PSD Damages shall not include any costs to correct such violations (or alleged violations) or non-compliance (or alleged non-compliance) with applicable Environmental Law. Seller shall take the lead with respect to the defense of this matter, provided, that (i) Purchaser shall retain the right to make final determinations (subject to applicable Environmental Law) with respect to any actions required to correct any violation or non-compliance with applicable Environmental Law associated with such matter, (ii) Seller shall promptly provide copies to Purchaser of all written correspondence from Seller to any applicable Governmental Authority, and from any applicable Governmental Authority to Seller, and (iii) Seller shall provide Purchaser with reasonable advance notice of all planned meetings and telephone conferences with the applicable Governmental Authority and Purchaser shall have the right to send representative to attend and participate in such meetings.

                  8.3 Indemnification by Purchaser. From and after the Closing and subject to the provisions of this Article VIII, Purchaser agrees to pay and to indemnify, defend and hold Seller and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims and/or Damages arising out of or relating to any of the following:

                           (a) Assumed Liabilities. Any Assumed Liability,
except to the extent such Assumed Liability is subject to indemnification by Purchaser pursuant to Section 8.2(h) or Section 8.8;

                           (b) Representations and Warranties. Any breach of
any representation or warranty made by Purchaser in Article V of this Agreement or the certificate to be delivered by Purchaser pursuant to Section 3.3(d) (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") set forth therein);

                           (c) Covenants. Any breach of any covenant or
agreement of Purchaser contained in this Agreement or the other Transaction Documents;

                           (d) Detroit Terminal. Any Purchaser Detroit
Liabilities; and

                           (e) Allocation. The failure by Purchaser to report
the purchase of the Purchased Assets in accordance with the Final Allocation.

                  8.4      Certain Limitations.

                           (a) Deductible. No indemnification pursuant to
Section 8.2(b) or Section 8.2(c), with respect to any breach by Seller of its obligations under Section 6.17, shall be required with respect to any individual Damage of Purchaser, unless (i) such item (of series of related items) exceeds $40,000 and (ii) the aggregate of all Damages of Purchaser described in Section 8.2(b) or Section 8.2(c), with respect to any breach by Seller of its obligations under Section 6.17, with respect to of this Agreement shall exceed $3,000,000, in which case Seller shall be liable only for the Damages in excess of $3,000,000.

                           (b) Cap. Except in the case of actual fraud, the
maximum aggregate amount of Damages (other than with respect to Damages arising from a breach of representation or warranty in Section 4.14) against which Purchaser shall be entitled to be indemnified under (i) Sections 8.8 and 8.2(e), Section 8.2(c) solely with respect to any breach by Seller of its obligations under Section 6.17, and Section 8.2(b) with respect to all claims thereunder (other than with respect to claims for breach of a representation or warranty that, pursuant to Section 8.1, survive the Closing and remain in full force and effect indefinitely) shall be equal to 20% of the Purchase Price and
(ii) Section 8.2(b) with respect to all claims for breaches of representation and warranty which, pursuant to Section 8.1, survive the Closing and remain in full force and effect indefinitely, shall be equal to the Purchase Price. Furthermore, as an additional limitation on Purchaser's indemnification rights hereunder, the aggregate amount of Damages against which Purchaser shall be entitled to be indemnified under Section 8.2(b), with respect to any breach by Seller of its representations and warranties set forth in Sections 4.9(d) and 4.9(e) (collectively, "Title Representation Damages") shall be limited as follows: (x) Damages with respect to each individual Terminal shall not exceed the sum of the Purchase Price and the Assumed Liabilities allocated to such Terminal (including all Tangible Personal Property and other assets used primarily in connection with such Terminal) in the Final Allocation; (y) Damages with respect to the Dixon Facility shall not exceed the sum of the Purchase Price and the Assumed Liabilities allocated to the Dixon Facility (including all Tangible Personal Property and other assets used primarily in connection with the Dixon Facility) in the Final Allocation; and (z) Damages with respect to the Charlevoix Facility shall not exceed the sum of the Purchase Price and the Assumed Liabilities allocated to the Charlevoix Facility and all of the Terminals (including all Tangible Personal Property and other assets used primarily in connection with the Charlevoix Facility and such Terminals) in the Final Allocation. For the avoidance of doubt, any Title Representation Damages (x) are also subject to the other limitations set forth in this Agreement and (y) count against the other limitations set forth in this Agreement.

                           (c) Third Party Recoveries. The amount of any
Damages for which indemnification is provided to an Indemnified Party under this Article VIII shall be net of any amounts recovered by the Indemnified Party with respect to such Damages from any third party. Upon making any payment to any Indemnified Party, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party against any third party (other than any insurance carrier of Seller or its Affiliates or Purchaser or its Affiliates, as the case may be) in respect of Damages to which such payment relates, and such Indemnified Party will execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights.

                           (d) Consequential and Incidental Damages. No
indemnification pursuant to Section 8.2 or Section 8.3 with respect to any Damages that are consequential or incidental damages shall be required (i) unless any such Damages related to a single item (or series of related items resulting from the same event, fact or occurrence) exceed $1,000,000, in which case Seller shall be liable for such Damages in excess of $1,000,000. Except in the case of actual fraud, the maximum aggregate amount of Damages against which either party shall be required to indemnify the other in respect of consequential or incidental Damages shall be an amount equal to 10% of the Purchase Price. Purchaser shall make commercially reasonable efforts to mitigate any consequential or incidental Damages that an Indemnified Party asserts under this Article VIII. For the avoidance of doubt, any consequential or incidental damages (x) are also subject to the other limitations set forth in this Agreement and (y) count against the other limitations set forth in this Agreement.

                           (e) No Duplication. Notwithstanding anything in this
Article VIII to the contrary, Purchaser shall not be deemed to have incurred any Damages with respect to any Liability to the extent such Liability was included in the calculation of the Closing Working Capital pursuant to the Final Closing Statement.

                           (f) Charlevoix PSD Matter. With respect to the
indemnification for the Charlevoix PSD Matter, Seller shall be responsible for the first $250,000 in PSD Damages; Purchaser shall be responsible for the next $250,000 in PSD Damages; and each party to this Agreement shall be responsible for fifty percent (50%) of the PSD Damages in excess of $500,000.

                  8.5 Indemnification Process. The party or parties making a claim for indemnification under Section 8.2 or Section 8.3 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Article VIII shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

                           (a) Notice. In the event that (i) any Action
(whether or not by or before a Governmental Authority) is asserted or instituted by any Person other than Purchaser or Seller or their respective Affiliates that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim, demand or proceeding and the amount or estimated amount thereof if known (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or proceeding) (a "Claim Notice"); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 90 Business Days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

                           (b) Right to Contest Third Party Claims. In the
event of a Third Party Claim, if the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party hereunder against any Damages that may result from such Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim, demand or proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below). Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnified Party reasonably believes that there exists a conflict of interest that, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such claim, demand or proceeding or (ii) the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim, demand or proceeding. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or proceeding which the Indemnifying Party defends, or, if appropriate and related to the claim, demand or proceeding in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any Person.

                           (c) Settlement. No Third Party Claim may be settled
or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably conditioned, withheld or delayed, or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed; provided that if the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from a third party claimant of any Third Party Claim (which settlement offer will include as an unconditional term of it the full and unconditional release by the claimant or the plaintiff to the Indemnified Party from all liability in respect of such claim) and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party's liability to the Indemnified Party with respect to such Third Party Claim will not exceed the settlement amount included in such bona fide settlement offer, and the Indemnified Party will either assume control and responsibility for the payment of the defense of such Third Party Claim or pay the attorneys' fees and other out-of-pocket costs and expenses incurred by the Indemnifying Party thereafter in continuing the defense of such Third Party Claim. In the event any Indemnified Party settles or compromises or consents to the entry of any Judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article VIII with respect to such Third Party Claim.

                           (d) Access to Information. From and after the
delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party's representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 8.5(d).

                  8.6 Characterization of Indemnification Payments. Purchaser and Seller agree to treat any payment made under this Article VIII as an adjustment to the Purchase Price.

                  8.7 Satisfaction of Indemnification Obligations. Subject to the procedures set forth above and in accordance with the deadlines specified in the preceding subsections, claims for indemnified Damages will be satisfied as follows:

                           (a) By Seller. Seller will satisfy their liability
for indemnified Damages by paying the amount of such liability to Purchaser.

                           (b) By Purchaser. Purchaser will satisfy its
liability for such indemnified Damages by paying the amount of such liability to Seller.

Payments pursuant to the foregoing will be by wire transfer, as the recipient may direct in writing; provided, however, that in the absence of directions within a reasonable period of time, payment may be made by cashier's check.

                  8.8      Additional Environmental Indemnification.

                           (a) Seller shall indemnify, defend and hold harmless
Purchaser and its Affiliates with respect to certain environmental matters that would otherwise be Assumed Environmental Liabilities as to which Purchaser owes a duty to defend, indemnify and hold harmless Seller and its Affiliates pursuant to Section 8.3. To the extent, pursuant to the terms of this Section 8.8, that Seller does not or no longer has an obligation to indemnify, defend and hold harmless Purchaser and its Affiliates with respect to such Assumed Environmental Liabilities (including because time periods with respect to such indemnification have expired or because Seller is only obligated to indemnify Purchaser and its Affiliates for a portion of the Damages associated with such matter), Purchaser shall be obligated to defend, indemnify and hold harmless Seller and its Affiliates pursuant to Section 8.3.

                           (b) The following Actions, Liabilities and Damages
that are Assumed Environmental Liabilities are subject to indemnification by Seller on the terms and subject to the conditions set forth in this Section 8.8, except (x) that with respect to any such Actions, Liabilities and Damages that constitute Prairie Allocated Liabilities, Seller shall have no indemnification obligation to the extent that either (A) Seller has an indemnification right with respect thereto pursuant to Section 8.11(a) or (B) Purchaser is not entitled to seek indemnification from Seller with respect thereto under Section 8.11(b) and (y) to the extent that any such Actions, Liabilities and Damages arise from or relate to Known Environmental Matters:
(i) any costs, including reasonable costs associated with the defense of such matters, associated with correcting violations of or non-compliance with Environmental Laws or Environmental Permits occurring prior to the Closing Date with respect to the ownership, lease, maintenance or operation of the Facilities, the Purchased Assets or the Business; (ii) Actions, Liabilities and Damages for or associated with Remediation of Environmental Conditions, or for property damage or damages to natural resources associated with such Environmental Conditions, on, at, in, under or migrating from the Real Property, where such Environmental Conditions first came into existence at such locations prior to the Closing Date; and (iii) Actions, Liabilities and Damages for loss of life or injury to persons arising from exposure, prior to the Closing Date, to Hazardous Substances at, on, in, under, migrating from or Released from the Facilities or Purchased Assets (including from exposure to asbestos-containing materials).

                           (c) With respect to Environmental Cost-Sharing
Matters as to which notice, as provided by this Agreement, is provided to Seller within six years after the Closing Date, Purchaser shall be responsible, in the aggregate, for the first $5,000,000 in Damages associated with all such matters. Subject to Section 8.8(d), Damages in excess of $5,000,000 with respect to Environmental Cost-Sharing Matters shall be shared by Purchaser and Seller as follows:

                               (i) With respect to Environmental Cost-Sharing Matters as to which notice is provided to Seller in the first two years after the Closing Date, Seller shall be responsible for 75% of the Damages incurred with respect to such matters;

                               (ii) With respect to Environmental Cost-Sharing Matters as to which notice is provided to Seller in the third and fourth years after the Closing Date, Seller shall be responsible for 60% of the Damages incurred with respect to such matters; and

                               (iii) With respect to Environmental Cost-Sharing Matters as to which notice is provided to Seller in the fifth and sixth years after the Closing Date, Seller shall be responsible for 50% of the Damages incurred with respect to such matters.

                           (d) Seller's obligation to indemnify Purchaser and
its Affiliates pursuant to this Section 8.8 shall be subject to the limitation set forth in Section 8.4(b).

                           (e) Seller's obligation to indemnify Purchaser and
its Affiliates pursuant to Section 8.8 shall expire six years after the Closing Date except with respect to any matter for which a written notice of a claim, which sets forth the facts that Purchaser believes, in good faith, constitute a reasonable basis for indemnification, has been given prior to that date. Except to the extent of Seller's indemnification obligation, if any, under this
Section 8.8, Purchaser shall be obligated to defend, indemnify and hold harmless Seller with respect to the Environmental Cost-Sharing Matters pursuant to Section 8.3(a) of this Agreement.

                           (f) In the event that Purchaser sells, transfers or
otherwise conveys any portion of the Purchased Assets, Seller's obligation to indemnify Purchaser and its Affiliates pursuant to Section 8.8 shall only survive with respect to Purchaser and for the benefit of the Person that is the recipient of said portion of the Purchased Assets to the extent that said Person abides by the terms and conditions of this Agreement that apply to said indemnification.

                  8.9      Remediation Procedures and Standards.

                           (a) Purchaser shall promptly provide Seller with
written notice of any claim for indemnification relating to any Remediation with respect to Environmental Conditions on, at, under or migrating from the Real Property. Purchaser shall retain the right to take the lead with respect to any such Remediation, provided, however, that except and only to the extent necessary to address an emergency or imminent threat to human health or the environment, the following limitations shall apply to such rights:

                               (i) Purchaser shall retain a qualified
         independent environmental consultant, which consultant shall be subject to Seller's approval (such approval not to be unreasonably withheld).

                               (ii) Purchaser shall provide to Seller for review and comment drafts of any proposed work plans, reports or other submissions for any Remediation that Purchaser intends to deliver or submit to the appropriate Governmental Authority prior to such submission. Seller shall have 14 days to provide comments to Purchaser regarding any such draft submissions, unless such review period is not reasonably possible within the schedule or due date established by the Governmental Authority, in which case Purchaser shall endeavor to provide Seller as much time as reasonably possible under the schedule (up to the 14 days) for its review. Such review and comments shall be at Seller's own expense, which expense shall not count toward any indemnification limit under this Agreement. Purchaser shall give good faith consideration to Seller's comments regarding such draft submissions; provided, however, that in the event that, after such good faith consideration, there is a disagreement between Seller and Purchaser regarding whether Seller's comments should be incorporated into the draft, Purchaser shall have the final decision to include or exclude such comments, it being understood that such decision shall not have any effect on Seller's rights pursuant to this Agreement, including, without limitation, a right to assert that any Remediation resulting from said submission is in excess of the Most Cost Effective Manner.

                               (iii) Purchaser shall promptly provide copies to Seller of all written notices, final submissions, final work plans and final reports.

                               (iv) Purchaser shall provide Seller with reasonable advance notice of all planned meetings and telephone conferences with the applicable Governmental Authority, and Seller, at its own expense (which expense shall not count towards any indemnification limit under this Agreement) shall have the right to send representatives to attend and participate in such meetings.

                               (v) Seller may, at its own expense (which expense shall not count toward any indemnification limit under this Agreement), hire its own consultants, attorneys or other professionals to monitor the Remediation, including any field work undertaken by the Purchaser, and Purchaser shall provide Seller with the results of all such field work. Notwithstanding the above, Seller shall not take any actions that shall unreasonably interfere with Purchaser's performance of the Remediation.

                           (b) With respect to any Remediation conducted by or
on behalf of Purchaser related to the Purchased Assets, Seller shall only be liable for its share of the costs incurred to the extent such a Remediation is conducted in the most cost effective manner ("Most Cost Effective Manner"). The Most Cost Effective Manner shall (i) include the least stringent cleanup standards that, based upon the use classification (industrial, commercial, or residential) of a subject Real Property as of the Closing Date, are allowed under applicable Environmental Law, and (ii) include the least costly methods that are allowed under applicable Environmental Law and that are approved by or otherwise acceptable to applicable Governmental Authorities to achieve such standards, including the use of institutional or engineering controls to eliminate or minimize exposure pathways; provided, however, that the Most Cost Effective Manner shall not include any standard or method that (A) disrupts or interferes with, in more than an insubstantial manner, the Business or the operations of the Real Property as such property was used as of the Closing,
(B) from the perspective of a reasonable business person acting without regarding to the availability of indemnification hereunder, unreasonably exposes Purchaser to a risk of liability from third parties as a result of the off-site migration of Hazardous Substances, or (C) with respect to institutional or engineering controls, imposes for any Remediation in the aggregate operation and maintenance costs of more than $25,000 per annum on Purchaser or its successors or assigns. Purchaser shall be responsible for any operation and maintenance with respect to any such institutional or engineering controls and such costs shall not be subject to indemnification.

                           (c) Seller shall only be liable for its share of the
costs incurred to conduct a Remediation to the extent consistent with a Remediation conducted in the Most Cost Effective Manner. If Purchaser undertakes a Remediation that is not consistent with a Remediation conducted in the Most Cost Effective Manner (such as a remediation standard to allow less restrictive use of the property), Purchaser shall be responsible for any additional costs associated with such action.

                           (d) Seller shall not be responsible for those costs
in connection with a Remediation at the Real Property to the extent that such costs are caused by: (i) a Release of Hazardous Substances that first occurs and originates after the Closing Date in connection with Purchaser's operation of the applicable property after the Closing Date; (ii) Purchaser's negligent or reckless action after the Closing Date resulting in the exacerbation of Environmental Conditions otherwise subject to the indemnification pursuant to this Agreement; (iii) the performance of a Remediation not required by applicable Environmental Law or by a Governmental Authority or in response to a third party Action; or (iv) Purchaser's voluntary closure of a waste management treatment or storage unit, including a land based waste storage unit, or a Hazardous Substances storage unit, such as an underground storage tank, provided that Seller will continue to be liable for the costs of Remediation for Releases of Hazardous Substances from such units into surrounding environmental media to the extent otherwise provided in this Agreement. Sellers shall also not be responsible for any consequential damages, including costs incurred as a result of disruption of the business operations at the Real Property, as a result of a requirement to undertake a Remediation subject to indemnification pursuant to this Agreement.

                  8.10     Corrective Action Procedures and Standards.

                           (a) With respect to any claims for indemnification
related to violations of applicable Environmental Law or Environmental Permit, other than matters that involve a Remediation of Environmental Conditions with respect to the Release of Hazardous Substances at the Real Property, Purchaser shall have the right, consistent with applicable Environmental Law, to determine and implement the appropriate actions to correct any failures to comply with applicable Environmental Law or Environmental Permit in effect as of the Closing Date, provided that Seller shall have the right to control the defense of any Actions seeking fines or penalties for violations of or noncompliance with applicable Environmental Law prior to the Closing Date, pursuant to Section 8.5 of this Agreement. Purchaser shall consult with Seller in all material respects in connection with undertaking said corrective actions, shall provide Seller with copies of all material correspondence submitted to and received by any Governmental Authorities with respect to such matters, and shall provide Seller with a reasonable opportunity to comment on any material submissions to Governmental Authorities with respect to such matters, including corrective action proposals; provided, that in the event of a disagreement between Seller and Purchaser regarding whether Seller's comments should be incorporated into the submission, Purchaser shall have the final decision to include or exclude such comments, it being understood that such decision shall not have any affect on Seller's rights pursuant to this Agreement, including, without limitation, a right to assert that any corrective action resulting from said submission is in excess of a corrective action meeting the standard set forth in subparagraph (b) below. Purchaser shall provide Seller with reasonable notice of all planned meetings and telephone conferences with the applicable Governmental Authority, and Seller, at its own expense (which expense shall not count towards any indemnification limit under this Agreement) shall have the right to send representatives to attend and participate in such meetings.

                           (b) Without limiting the foregoing, Seller shall not
be obligated to indemnify Purchaser for its share of the capital costs incurred in connection with the implementation of a corrective action that are in excess of the minimum amount required to achieve compliance with applicable Environmental Law in effect as of the Closing Date, provided that the corrective action for purposes of this Section 8.10(b) shall be sufficient to allow Purchaser to operate the Facilities and the Purchased Assets in a manner and at a level of production that is consistent with the operations of the Facilities and the Purchased Assets during the 12 month period prior to the date of this Agreement. Seller shall in no event be responsible for any operating costs related to compliance with applicable Environmental Law after the Closing Date. To the extent that Purchaser chooses to implement a corrective action that goes beyond the standard set forth above, including implementing a corrective action that allows for an expansion in operations at a property or that is required to achieve compliance with Environmental Law that does not become applicable to a property until after the Closing, Seller shall not be responsible for its share of any additional or excess costs associated with such corrective action.

                           (c) For the avoidance of doubt, corrective actions
contemplated by this Section 8.10 shall not include any Remediation related to Releases of Hazardous Substances on the Real Property.

                  8.11     Dixon Purchase Agreement.

                           (a) Notwithstanding anything in this Agreement to
the contrary, in the event that Seller or any of its Affiliates suffers or incurs any Liability or Damage with respect to any Prairie Allocated Liability (other than any Known Environmental Liability), then Purchaser shall indemnify and hold harmless Seller and/or such Affiliate from and against such Liability or Damage to the full extent that Purchaser recovers from Prairie under the Dixon Purchase Agreement or in the event that Purchaser does not use commercially reasonable efforts to pursue such claims, or Purchaser is in breach of its obligations under Section 6.14, the amount that Purchaser would have recovered from Prairie had Purchaser used commercially reasonable efforts to pursue remedies under the Dixon Purchase Agreement, as in effect as of the Closing, and without regard to the effect, if any, of a breach by Purchaser of its obligations under Section 6.14 on the indemnification rights under the Dixon Purchase Agreement. Purchaser shall, and shall cause its Affiliates to, use its commercially reasonable efforts to take all action and pursue all claims for such indemnification under the Dixon Purchase Agreement with respect to any such Liability or Damage.

                           (b) Notwithstanding anything in this Agreement to
the contrary, to the extent that any claim for indemnification that Purchaser would have under this Article VIII but for the operation of this Section 8.11(b) arises out of or relates to a Prairie Allocated Liability, then (i) Seller will have no obligation to indemnify any Purchaser Indemnified Party in respect of such claim until Purchaser shall have used, and shall have caused its Affiliates to have used, its commercially reasonable efforts to take all action and pursue all claims for such indemnification under the Dixon Purchase Agreement with respect to any such Liability or Damage and (ii) in addition to the other limitations on indemnification set forth in this Article VIII, Seller's indemnification obligation with respect to such matter shall be limited to the amount by which such Liability or Damage exceeds the greater of
(x) the amount that Purchaser recovers from Prairie under the Dixon Purchase Agreement or (y) in the event that Purchaser does not use commercially reasonable efforts to pursue such claims, or Purchaser is in breach of its obligations under Section 6.14, the amount that Purchaser would have recovered from Prairie had Purchaser used commercially reasonable efforts to pursue remedies under the Dixon Purchase Agreement, as in effect as of the Closing, and without regard to the effect, if any, of a breach by Purchaser of its obligations under Section 6.14 on the indemnification rights under the Dixon Purchase Agreement.

                           (c) Notwithstanding anything in this Agreement to
the contrary, Purchaser hereby completely releases, acquits and forever discharges Seller and any of Seller's Affiliates from any and all Actions, Damages and Liabilities of any nature whatsoever (including Actions, Damages and Liabilities under Environmental Law), and hereby expressly waives any and all other rights, that may available either at law or in equity with respect to any Prairie Allocated Liability to the extent that either (i) Seller has an indemnification right with respect thereto pursuant to Section 8.11(a) or (ii) Purchaser is not entitled to seek indemnification from Seller with respect thereto under Section 8.11(b).

                           (d) Notwithstanding anything in this Agreement to
the contrary, in the event that Purchaser or any of its Affiliates suffers or incurs any Liability or Damage with respect to any Former Prairie Allocated Liability, then Seller shall indemnify and hold harmless Purchaser and/or such Affiliate from and against such Liability or Damage to the same extent that, and on the same terms and conditions as, Prairie would have been required to indemnify Purchaser under the terms of the Dixon Purchase Agreement had the Dixon Amendment No. 1 not become effective; provided that Seller shall have no further liability or obligation under this Section 8.11(d) in the event that at the time of such claim by Purchaser or its Affiliates, or at the time payment of such claim would otherwise be due, (i) Prairie is insolvent, (ii) Prairie or any of its significant subsidiaries is in payment default under the terms of any material indebtedness with obligations in excess of $2,500,000, (iii) Prairie shall have filed any petition for voluntary bankruptcy or similar proceeding or (iv) a Governmental Authority shall have entered a judgment, decree or order for relief in respect of Prairie in an involuntary bankruptcy case or proceeding.

                  8.12 Exclusive Remedies. Except in the case of actual fraud, Seller's and Purchaser's respective rights to indemnification under this
Article VIII with respect to any Damages (including Damages under Environmental
Law) shall be their sole and exclusive remedy and they shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto. Any party's right to indemnification hereunder shall not be affected by a party's waiver of its right of termination pursuant to Article IX hereof if such right of termination arises from a willful breach of this Agreement.

                                  ARTICLE IX

                          TERMINATION AND ABANDONMENT

                  9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                           (a) by the mutual written agreement of Purchaser and
Seller;

                           (b) by either Purchaser or Seller by giving written
notice of such termination to the other party, if the Closing shall not have occurred by June 30, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                           (c) by either Purchaser or Seller if there shall be
any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any nonappealable final Judgment of any Governmental Authority having competent jurisdiction;

                           (d) by either Purchaser or Seller (provided that the
terminating party is not then in material breach of any material representation, warranty, covenant or other material agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 calendar days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 3.3(a) (in the case of a breach of representation or warranty by Purchaser) or Section 3.4(a) (in the case of a breach of representation or warranty by Seller); or

                           (e) by either Purchaser or Seller (provided that the
terminating party is not then in material breach of any material representation, warranty, covenant or other material agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 calendar days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving such covenant or agreement not to consummate the transactions contemplated hereby under Section 3.3(b) (in the case of a breach of a covenant or agreement by Purchaser) or Section 3.4(b) (in the case of a breach of a covenant or agreement by Seller).

                  9.2 Effect of Termination. If this Agreement is terminated as permitted under Section 9.1, such termination shall be without liability to any party to this Agreement or to any Affiliate, shareholder, director, officer or representative of such party, and following such termination no party to this Agreement shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other party except as contemplated in Section 10.1; provided that no such termination shall relieve any party to this Agreement that has willfully breached any provision of this Agreement from liability for such breach, and any such breaching party shall remain fully liable for any and all Damages incurred or suffered by another party to this Agreement as a result of such breach. The provisions of this Section 9.2, Section 9.3, Section 10.1 and the Confidentiality Agreement shall survive any termination of this Agreement pursuant to this Article IX.

                  9.3 Detroit Terminal Liquidated Damages. In the event this Agreement is terminated by Seller pursuant to Section 9.1(b) as a result of Purchaser failing to perform or observe the covenants and agreements of Purchaser in this Agreement or Section 9.1(d) or 9.1(e) and Seller has sold its cement terminal located in Detroit, Michigan (the "Detroit Terminal") to the City of Detroit, Purchaser shall pay to Seller, as liquidated damages and in lieu of any other damages or amounts payable solely with respect to the Detroit Terminal, an amount equal to $3,000,000. Both Seller and Purchaser agree that the actual damages that may be sustained by Seller with respect to the Detroit Terminal as a result of Purchaser failing to fulfill its obligations under this Agreement, for reasons unexcused by this Agreement, are uncertain and difficult to ascertain and that liquidated damages specified in this Section 9.3 are, therefore, an appropriate remedy. Notwithstanding the foregoing, this Section
9.3 shall not relieve Purchaser from any other liability for willfully breaching any provision of this Agreement, and, in addition to the liquidated damages contemplated by this Section 9.3, Purchaser shall remain fully liable for any and all Damages incurred or suffered by Purchaser as a result of such breach.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

                  10.1     Expenses and Taxes.

                           (a) Except as set forth in Sections 3.5(f), 3.5(h)
and 6.13(b) and below, each of Seller and Purchaser shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement; provided however, that Seller and Purchaser agree that all applicable Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Purchaser and all refunds, credits, rebates or other reductions of such Taxes shall be allocated 50% to Seller and 50% to Purchaser. Each of Seller and Purchaser agrees to file all necessary documentation (including all Tax Returns) with respect to such Taxes in a timely manner. Seller and Purchaser shall reasonably cooperate in reducing or obtaining exemptions from the assessment of any Conveyance Taxes.

                           (b) With respect to the Transferred Employees,
Purchaser shall notify Seller as to which procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320, will be followed. Purchaser shall notify Seller on or before the later of 90 calendar days after the Closing Date or the earliest date Seller could be required to file any Tax Return that could be affected by such decision of Purchaser.

                           (c) After the Closing, Purchaser and Seller shall
reasonably cooperate in the filing of any Tax Returns, to the extent such filing requires providing each other with necessary records and documents relating to the Purchased Assets or the Business or providing access to employees on a mutually convenient basis. Seller and Purchaser shall reasonably cooperate in the same manner in defending or resolving any Tax audit, examination or Tax-related litigation. Any information obtained under this
Section 10.1 shall be kept confidential, except as may be otherwise necessary in connection with dealing with a Governmental Authority.

                           (d) At the other party's request, Seller or
Purchaser, as the case may be, shall use reasonable efforts to obtain and deliver to the other party any Tax clearance certificates available from the relevant taxing authorities.

                           (e) The covenants and agreements of the parties
hereto contained in this Section 10.1 and any related rights of indemnification shall survive the Closing and shall remain in full force and effect until 60 days after the expiration of the applicable statute of limitations on an assessment or collection of Tax, as such may be extended from time to time at the request of any Governmental Authority.

                  10.2 Further Assurances. From time to time after the Closing and without further consideration, Seller, upon the request of Purchaser, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Purchased Assets as contemplated by this Agreement and to vest in Purchaser title to the Purchased Assets transferred under this Agreement.

                  10.3 Notices. Any notices or other communications required or permitted under this Agreement or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by internationally recognized courier service or by registered or certified mail, postage prepaid, addressed, as follows:

                           If to Seller:

                               CEMEX, Inc.
                               840 Gessner, Suite 1400
                               Houston, Texas 77024

                               Attention: General Counsel
                               Facsimile: 713-722-5110

                           With a copy to:

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               1600 Smith Street, Suite 4400
                               Houston, Texas 77002

                               Attention:  Frank Ed Bayouth II
                               Facsimile: 713-655-5200

                           If to Purchaser to:

                               Votorantim Participacoes S.A.
                               Rua Amauri 255
                               Sao Paulo SP Brazil 01448-000

                               Attention:  Alexandre D'Ambrosio
                               Facsimile: 55-11-3079-9345

                           With a copy to:

                               Votorantim Cimentos Ltda.
                               Praca Prof. Jose Lannes 40
                               Sao Paulo SP Brazil 04571-100

                               Attention: Marcelo Martins
                               Facsimile: 55-11-2162-0670

                           With a copy to:

                               St. Marys Cement Inc.
                               55 Industrial Street
                               Toronto, Ontario
                               Canada  M4G 3W9

                               Attention: Dave Lumsden
                               Facsimile: 416-696-4435

                           With a copy to:

                               Shearman & Sterling LLP
                               599 Lexington Avenue
                               New York, NY 10022

                               Attention: John J. Madden
                               Facsimile: 212-848-7055

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.

                  10.4 Headings and Schedules. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The disclosure or inclusion of any matter or item on any Schedule to the Seller Disclosure Schedule or the Purchaser Disclosure Schedule shall not be deemed an acknowledgment or admission that any such matter or item is required to be disclosed or is material for purposes of the representations and warranties set forth in this Agreement.

                  10.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, and as to the Vessels, the general maritime and statutory law of the United States.

                  10.6 No Third Party Rights. This Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties to this Agreement.

                  10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                  10.8 Amendment. Except as set forth in Section 6.13, this Agreement may not be amended except by an instrument in writing signed by Purchaser and Seller.

                  10.9 Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by the other party pursuant to this Agreement or
(c) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained herein by the other party to this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party and will not restrict subsequent enforcement of any of the obligations of this Agreement.

                  10.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

                  10.11 Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement set forth the entire understanding and agreement between the parties as to the matters covered in this Agreement, the other Transaction Documents and the Confidentiality Agreement and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to the subject matter hereof and thereof. Purchaser acknowledges that it has conducted its own independent review and analysis of the Business and the Purchased Assets. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties set forth in this Agreement, the Deeds and the certificate to be delivered by Seller pursuant to Section 3.4(c).

                  10.12    Consent to Jurisdiction.

                           (a) All disputes, litigation, proceedings or other
legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement (other than with respect to matters referred to in Section 2.5) shall be instituted in the courts of the State of New York or of the United States in the State of New York, in either case sitting in the Borough of Manhattan of the City of New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the State of New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party to this Agreement irrevocably appoints CT Corporation System as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such dispute, litigation, action or proceeding brought in any such court.

                           (b) Each party to this Agreement irrevocably waives
the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding under this Agreement brought in the courts of the State of New York or of the United States sitting in the Borough of Manhattan of the City of New York and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

                  10.13 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. This Agreement is not assignable by any party to this Agreement without the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, and any other purported assignment shall be null and void; and provided, however, that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder (including the right to acquire one or more of the Purchased Assets and excluding any rights under this Agreement with respect to the Vessels) to one or more direct or indirect wholly owned Subsidiaries of Purchaser; and provided further that no such assignment shall relieve Purchaser of its obligations if such assignee does not perform any of the obligations of Purchaser hereunder.

                       [SIGNATURES ARE ON THE NEXT PAGE]

                  Each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized representative, all as of the date first above written.

                                              VOTORANTIM PARTICIPACOES S.A.


                                              By:    /s/ Marcelo Martins
                                                     -------------------

                                              Name:  Marcelo Martins
                                              Title: Attorney-In-Fact


                                              By:    /s/ Alexandre S. Dambrosio
                                                     --------------------------

                                              Name:  Alexandre S. Dambrosio
                                              Title: Attorney-In-Fact



                                              CEMEX, INC.


                                              By:    /s/ Gilberto Perez
                                                     ------------------

                                              Name:  Gilberto Perez
                                              Title: President


                                              By:    /s/ Philippe Gastone
                                                     --------------------

                                              Name:  Philippe Gastone
                                              Title: Vice President